ASSET PURCHASE AND SALE AGREEMENT
among
Maxco, Inc.,
Atmosphere Annealing, Inc.
and
BCGW, Inc.
(as “Selling Parties”)
and
Quanex Corporation
and
Quanex Technologies, Inc.
(as “Purchasing Parties”)

Dated December 13, 2006

TABLE OF CONTENTS
(CONTINUED)

TABLE OF CONTENTS
(CONTINUED)

EXHIBITS

Exhibit	Description

Exhibit A	Escrow Agreement
Exhibit B	Assignment and Assumption Agreement
Exhibit C	General Warranty Deeds
Exhibit D	Bill of Sale
Exhibit E	Selling Parties’ Legal Opinion
Exhibit F	Purchasing Parties’ Legal Opinion

INDEX TO DEFINITIONS

Defined TermsSection	Where DefinedSection Where Defined

AAA	13.2
AAI Banked Vacation Time Cash-Out	7.2
AAI Benefit Plan	3.14(a)
AAI Financial Statements	3.6
AAI Intellectual Property	3.15(a)
AAI	Introduction
Accounts Payable	1.4(b)
Accounts Receivable	1.1(h)
Acquisition Proposals	6.10
Adjusted Purchase Price	2.4(c)
Affiliate	3.11
Agreement	Introduction
Ancillary Agreements	3.2
Assigned Contracts	1.1(j)
Assigned Purchase Orders	1.1(j)
Assignment and Assumption Agreement	10.2(a)
Assumed Obligations	1.4
Banked Vacation Time	7.2
Baseline Working Capital Amount	2.1
BCGW	Introduction
Bill of Sale	10.2(a)
Books and Records	1.1(i)
Business Day	2.1
Business Employee	1.5(d)
CERCLA	3.16(a)
Closing	1.1
Closing Date	1.1
Closing Date Financial Statements	2.4(a)
Closing Purchase Price	2.2

COBRA	3.14(f)
Code	2.5
Commitment	6.3(a)
Competitive Business	6.15
Competitive Products	6.15
Consent	3.4
Contract	1.1(j)
Direct Claim	12.8
Disclosure Document	1.1(a)
EBITDA Statement	2.4(a)
EBITDA	2.4(a)
Effective Time	1.1
Encumbrance	3.7(a)
Environmental Laws	3.16(a)
Environmental Liabilities	3.16(i)
ERISA Affiliate	3.14(d)
ERISA	3.14(a)
Escrow Agreement	2.3
Excluded Assets	1.3
Excluded Obligations	1.5
Extended Coverage Endorsement	6.3(a)
Facilities	1.1(d)
Final Statement	2.4(b)
GAAP	2.4(a)
General Warranty Deeds	10.2(a)
Governmental Authority	3.5
Group Health Plan	3.14(f)
Hazardous Substances	3.16(d)
HSR Act	6.1(a)
Including	14.2
Indemnified Person	12.4
Indemnifying Person	12.4
Independent Accounting Firm	2.4(b)
Intellectual Property	3.15(a)
Inventory	1.1(c)
Knowledge	3 and 4
Law	3.5
Litigation	3.10
Loss	12.2(a)
Material Adverse Effect	3.10
Material Contract	3.12(a)
Maxco	Introduction
New Contracts	1.1(j)
Owned Real Property	1.1(d)
Owner’s Policy	6.3(a)
Parties	1.1(a)

v

Paying Party	6.5(a)
Permit	3.5
Permitted Encumbrances	3.7(a)
Person	1.2
Post-Closing Remediation	6.14
Preliminary Statement of Working Capital	2.1
Property Tax	6.5(a)
Purchased Assets	1.1
Purchaser	Introduction
Purchasing Parties	Preamble
Purchasing Parties’ Basket	12.3(b)
Purchasing Parties’ Group	12.2(a)
Purchasing Parties’ Maximum Indemnity Amount	12.3(b)
Quanex	Introduction
Registered Intellectual Property	3.15(a)
Reimbursing Party	6.5(a)
SEC	3.6
Seller	Preamble
Seller Group Health Plan	7.3(c)
Selling Parties	Preamble
Selling Parties’ Basket	12.2(b)
Selling Parties’ Group	12.3(a)
Selling Parties’ Maximum Indemnity Amount	12.2(b)
Statement of Working Capital	2.4(a)
Stockholder Approval	3.2
Straddle Period	6.5(a)
Survey	6.3(b)
Tangible Assets	1.1(a)
Tax Return	3.9(a)
Tax	3.9(a)
Third Party	1.2
Third Party Claim	12.4
Title Cure Period	6.3(c)
Title Objection Letter	6.3(c)
Title Objections	6.3(c)
Title Response Letter	6.3(c)
Title Review Period	6.3(c)
Transfer Tax	6.5(c)
Transferred Employee	7.1
Treasury Regulations	2.5
Working Capital	2.1

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made on December 13, 2006, by and among Maxco, Inc., a Michigan corporation (“Maxco”), Atmosphere Annealing, Inc., a Michigan corporation (“AAI”), BCGW, Inc., a Michigan corporation (“BCGW”), Quanex Corporation, a Delaware corporation (“Quanex”), and Quanex Technologies, Inc., a Delaware corporation (the “Purchaser”).

WITNESSETH:

WHEREAS, the Purchaser wishes to purchase from each of AAI and BCGW (individually, a “Seller” and collectively, the “Sellers”) and each of the Sellers wishes to sell to the Purchaser, substantially all of its assets on the terms and conditions set forth in this Agreement;

WHEREAS, the Purchaser is a wholly owned subsidiary of Quanex, AAI is a wholly owned subsidiary of Maxco, and BCGW is a wholly owned subsidiary of AAI;

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants and agreements contained in this Agreement, the Sellers and Maxco (together, the “Selling Parties”) and the Purchaser and Quanex (together, the “Purchasing Parties”) agree as follows:

ARTICLE I

PURCHASED ASSETS and assumed obligations

1.1 Purchased Assets. In reliance on the representations and warranties contained in this Agreement, and subject to the conditions and on the terms set forth in this Agreement, on the date (the “Closing Date”) of the consummation of the transactions described in this Agreement in accordance with Article X (the “Closing”), but effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”), each of the Sellers shall sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and take assignment and delivery of, all of the right, title and interest of the Sellers in and to the assets, properties and rights described in Sections 1.1(a) through 1.1(n) below (but specifically excluding the Excluded Assets, as defined in Section 1.3), free and clear of Encumbrances (other than Permitted Encumbrances):

(a) Tangible Assets. The tangible personal property set forth in Section 1.1(a) of the disclosure schedule document (the “Disclosure Document”) that is being executed and delivered by the Selling Parties and the Purchasing Parties (the “Parties”) concurrently with the execution and delivery of this Agreement, any replacements of that property acquired before the Effective Time and all other tangible personal property of every kind and description that is used in or useful to the operation of the businesses of the Sellers, including all machinery, equipment, fixed assets, furniture, tools, dies, automobiles, trucks, loaders, vehicles and other rolling stock, maintenance equipment and materials, (collectively, the “Tangible Assets”);

(b) Data Processing Hardware and Software. Those items listed in Section 1.1(b) of the Disclosure Document and all other data processing hardware and software that is used in the operation of the businesses of the Sellers;

(c) Inventory. All supplies, materials (including raw materials), work-in-progress, semi-finished goods, finished goods, components, stores, goods in transit, spare parts, packaging materials, other consumables, and other inventories, including warehoused and consigned inventories (if any), inventories covered by purchase orders or held by distributors, used in the operation of the businesses of the Sellers (collectively, the “Inventory”) as of the Effective Time;

(d) Owned Real Property. The real property owned by either of the Sellers in Lansing, Michigan, Canton, Ohio and North Vernon, Indiana, as described in Section 1.1(d) of the Disclosure Document (the “Owned Real Property”), including all appurtenant easements related to the Owned Real Property and all buildings, structures, improvements, plants, offices, facilities, and fixtures located on the Owned Real Property (the “Facilities”);

(e) Intangibles. All Intellectual Property of the Sellers described in Section 1.1(e) of the Disclosure Document, all other Intellectual Property used in the businesses of the Sellers and all goodwill and going concern value relating to the businesses of the Sellers;

(f) Other Current Assets. All prepaid expenses, credits, deposits, customer deposits, employee receivables, letters of credit supporting or in lieu of deposits, claims, prepayments, refunds, rebates, warranties, choses-in-action, accounts, rights to payment, existing and future instruments, chattel paper, documents of title, commodity contracts, rights under derivative, hedging and similar Contracts, and other similar items relating to or associated with the operation of the businesses of the Sellers;

(g) Permits. All Permits and permit applications that are legally capable of being transferred;

(h) Accounts Receivable. All trade and non-trade receivables of a Seller that are payable as a result of goods sold or services provided by a Seller, excluding any Tax refunds or credits and excluding any offset amounts under the Honda of America contra account for sleeves purchased by AAI (“Accounts Receivable”) as of the Effective Time;

(i) Books and Records. Copies or originals of all records related to the operation of the businesses of the Sellers, including specifications, service records, plans and designs of fixtures and equipment, monitoring and test records, customer lists and files, customer and supplier records, production records, quality control analyses, sales and warranty records, operating guides and manuals, financial and accounting records, studies, reports, correspondence and other similar documents and records (“Books and Records”);

(j) Assigned Contracts. The contracts, leases, easements, licenses, sales orders, purchase orders, supply agreements, plans and any other agreements, commitments or understandings, whether oral or written (the “Contracts”) described in Section 1.1(j) of the Disclosure Document, which describes all Contracts (other than Permits and purchase orders entered into or accepted by a Seller in the ordinary course of business) to which a Seller is a party that relate to the businesses of the Sellers and that exist as of the date of this Agreement (the “Assigned Contracts”); all purchase orders entered into or accepted by a Seller in the ordinary course of business and that are in effect as of the Effective Time (the “Assigned Purchase Orders”); and all Contracts (other than purchase orders entered into or accepted by a Seller in the ordinary course of business) entered into by a Seller between the date of this Agreement and the Effective Time, which additional Contracts will be described on a document to be delivered by the Selling Parties to the Purchaser at the Closing (the “New Contracts”);

(k) Certain Insurance Claims. All of the Sellers’ insurance claims and rights to the extent that they pertain to the Assumed Obligations;

(l) Certain Warranty and Indemnification Rights. Express or implied warranties from the Sellers’ suppliers related to their businesses and all rights of the Sellers to indemnification under any Contracts related to their businesses;

(m) Name. The trade name “Atmosphere Annealing” and any and all variations thereof and any related goodwill, trademark applications and registrations, and internet domain names that consist of or incorporate the name “Atmosphere Annealing” and any and all variations thereof; and

(n) Other Assets. Subject to the provisions of Section 1.3 of this Agreement, all other assets owned by either Seller as of the Effective Time, wherever located, even if not named or described in this Agreement, the AAI Financial Statements or the Disclosure Document, including tangible and intangible assets owned by either Seller.

All of the foregoing assets described in this Section 1.1 (excluding the Excluded Assets) are referred to collectively as the “Purchased Assets”.

1.2 Procedures for Assets Not Transferable. The Purchasing Parties acknowledge the Sellers’ ability to assign their rights under the Permits and under the Contracts included within the Purchased Assets may be subject to receipt of Consent from individuals, corporations, business trusts, proprietorships, firms, partnerships, limited partnerships, limited liability partnerships, limited liability companies, trusts, associations, joint ventures, Governmental Authorities or other entities (“Persons”). The Selling Parties shall use all commercially reasonable efforts to obtain those Consents as soon as possible after the date of this Agreement. To the extent that any Consent is required, this Agreement and the Assignment and Assumption Agreement shall not constitute an agreement to assign a Permit or a Contract if an assignment or attempted assignment would constitute a breach of the Permit or Contract. If any Permit or Contract cannot, in the reasonable opinion of the Purchasing Parties’ counsel, be transferred effectively without the Consent of a Person other than a Selling Party, a Purchasing Party or any Affiliate of a Selling Party or a Purchasing Party (a “Third Party”), and the Selling Parties are unable to obtain that Consent even after using all of their commercially reasonable efforts to do so, the Selling Parties shall use its best efforts to provide the Purchaser the benefits of the Permit or Contract at their cost and expense. At the Closing, the Selling Parties shall execute and deliver to the Purchaser such documentation that assures the Purchaser of those benefits and under which the Selling Parties shall agree to enforce, at the request of the Purchaser and for the account of the Purchaser, any rights of the Selling Parties arising from any such Permit or Contract, including the right to elect to terminate in accordance with its terms on the advice of the Purchaser (to the extent legally permissible) and to cooperate in any commercially reasonable and lawful arrangement designed to provide the benefits of the Permit or Contract to the Purchaser.

1.3 Excluded Assets. The following assets (the “Excluded Assets”) shall be retained by the Sellers or the other Persons owning them, and are not being sold, assigned, transferred or conveyed to the Purchaser under this Agreement:

(a) Employee Benefits and Records. The assets described in Sections 7.4 and 7.5 of this Agreement;

(b) Cash. Cash, investments and other cash equivalents of the Sellers;

(c) Certain Corporate Records. The Sellers’ minute books and other corporate organizational documents, Tax Returns and financial and employment records;

(d) BCGW Stock. All equity interests in BCGW;

(e) Foreign Qualifications and Identification Numbers. All qualifications of the Sellers to transact business as a foreign corporation, arrangements with registered agents with respect to foreign qualifications of the Sellers, the Sellers’ taxpayer and other identification numbers;

(f) Tax Benefits. Any of the Sellers’ Tax benefits and rights to refunds, including rights to any net operating losses;

(g) Rights Under Debt Agreements. Any Contracts or rights of the Sellers relating to borrowed money, as to which either Seller is the debtor;

(h) Related Party Receivables. Amounts reflected on the Sellers’ financial statements as of the Closing Date as receivables by a Seller from any stockholder, officer, director or Affiliate of a Seller;

(i) Insurance. All of the Sellers’ insurance contracts and policies, insurance refunds from prepaid insurance, and insurance deposits, recoveries and rights under any current or prior insurance contracts or policies;

(j) Benefit Plan Rights. Any assets, Contracts or rights relating to the AAI Benefit Plans; and

(k) Loan Costs. The Sellers’ prepaid loan closing costs and related accumulated amortization.

1.4 Assumed Obligations. In reliance on the representations and warranties of the Selling Parties contained in this Agreement, and subject to the conditions and on the terms set forth in this Agreement, on the Closing Date, but effective as of the Effective Time, the Purchaser shall assume and agree to discharge, the following specified obligations of the Sellers, excluding the Excluded Obligations (the “Assumed Obligations”):

(a) Contract Obligations. The obligations of each Seller to be performed after the Effective Time under the Assigned Contracts, the Assigned Purchase Orders and the New Contracts, excluding any obligation arising from or relating to a breach of, or default under, an Assigned Contract, Assigned Purchase Order or New Contract by either Seller;

(b) Accounts Payable. All trade payables and accrued expenses of the Sellers that are payable as a result of goods sold to, or services provided for or to, a Seller, excluding any Taxes payable and excluding any accrued expenses for which a Seller retains the corresponding asset or liability pursuant to the terms of this Agreement (“Accounts Payable”) as of the Effective Time;

(c) Product Replacement. Subject to the provisions of Section 6.11, all warranty obligations to repurchase or replace products produced by a Seller in the ordinary course of business that are either in process at the Effective Time or that are produced by a Seller before the Effective Time and returned by the purchasers thereof after the Effective Time; and

(d) Employee Accruals. All accruals shown on the Closing Date Financial Statements for the payment of compensation to the Transferred Employees, including vacation (after giving effect to Section 7.2), holiday pay, and bonuses, with respect to any Transferred Employee.

Notwithstanding the foregoing, nothing contained in this Section 1.4 shall affect the Selling Parties’ obligations under Section 12.2.

1.5 Excluded Obligations. The Purchaser shall not assume, and shall have no obligation with respect to, the following obligations (the “Excluded Obligations”), which shall be retained by the Selling Parties or the other Persons responsible for those obligations:

(a) Excluded Assets. Any liabilities or obligations relating to the Excluded Assets;

(b) Debt. Any debt or other obligations of any Selling Party related to borrowed money, including interest payable and prepayment or other penalties.

(c) Taxes. Any liability or obligation for any Tax of any Selling Party, including any Tax liability or obligation (i) with respect to a Selling Party’s business operations on, before or after the Closing Date, (ii) with respect to the ownership, possession, purchase, lease, sale, disposition, use or operation of any of the Purchased Assets at any time on or before the Closing Date, (iii) that results from the sale of the Purchased Assets under this Agreement or otherwise results from the consummation of the transactions described in this Agreement or (iv) with respect to Taxes of any Person for which any Selling Party is or may be liable under applicable law as a transferee or successor, by contract or otherwise;

(d) Employees and Seller Benefit Plans. Except as provided in Sections 1.4(d) and 7.2, all obligations with respect to the employment of the Persons employed by either Seller or by any Affiliate of a Seller with respect to a Seller’s business (“Business Employees”) or the cessation of such employment (including unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, and any employment-related tort claims); and any AAI Benefit Plan or other benefit liabilities of either Seller;

(e) Fees and Expenses. Fees and expenses incurred in connection with the negotiation, execution, performance and delivery of this Agreement and the transactions described in this Agreement, including the fees and expenses of counsel, investment bankers, and brokers or finders fees, of any Person other than the Purchasing Parties;

(f) Environmental Liabilities. Any Environmental Liabilities or other obligation or responsibility of a Seller or any Affiliate of a Seller relating to environmental matters or arising out of or relating to the operation of the businesses of the Sellers or the ownership or operation of the Purchased Assets before the Effective Time;

(g) Certain Payables. Amounts reflected on AAI’s books and records as of the Effective Time as payables by a Seller to any stockholder, officer, director or Affiliate of a Seller;

(h) Product Liability. Any liability relating to products produced or in-process by a Seller before the Effective Time (other than obligations to repurchase or replace products under Section 1.4(c));

(i) Litigation. The Litigation described in Schedule 3.10;

(j) General Obligations. Except to the extent specifically assumed under Section 1.4, obligations and liabilities relating to events occurring before the Effective Time or arising from ownership or use of the Purchased Assets before the Effective Time or the conduct of the business of the Sellers before the Effective Time; and

(k) Other Liabilities. Any obligation or liability that is not specifically assumed by the Purchaser under Section 1.4.

ARTICLE II

PURCHASE PRICE AND PAYMENT

2.1 Pre-Closing Deliveries. At least two Business Days before the Closing Date, the Selling Parties shall deliver to the Purchasing Parties (a) an estimated statement of consolidated Working Capital of AAI as of the Closing Date (the "Preliminary Statement of Working Capital"), setting forth the Selling Parties' good faith estimate of each of the components making up, or expected to make up, the Working Capital as of the Closing Date and setting forth in reasonable detail the calculation of the Working Capital and (b) all necessary wire transfer account information necessary for the Purchasing Parties to pay the Closing Purchase Price pursuant to Section 2.2. For purposes of this Agreement, "Business Day" means any day of the year other than (y) any Saturday or Sunday; or (z) any other day on which banks located in Houston, Texas, are generally closed for business; and "Working Capital" means (i) Accounts Receivable, plus (ii) Inventory, minus (iii) Accounts Payable, minus (iv) accrued employee compensation payables, as such terms are used in the Closing Date Financial Statements. The consolidated Working Capital of AAI as of June 30, 2006, less $446,453.00, was $4,123,376.07 (the "Baseline Working Capital Amount"), and its calculation is set forth in Section 2.1 of the Disclosure Document. The Preliminary Statement of Working Capital shall be prepared using the same methodology as was used to prepare the calculation of the Baseline Working Capital Amount, except that the $446,453.00 will not be subtracted in determining Working Capital for purposes of the Preliminary Statement of Working Capital.

2.2  Determination of Purchase Price Payable at the Closing. If the Working Capital set forth in the Preliminary Statement of Working Capital exceeds the Baseline Working Capital Amount, then the Purchase Price payable at the Closing (the "Closing Purchase Price") shall be the sum of $58,000,000 and the amount of that excess. If the Working Capital set forth in the Preliminary Statement of Working Capital is less than the Baseline Working Capital Amount, then the Closing Purchase Price shall be $58,000,000 less the amount of that excess.

2.3 Payment of Purchase Price. On the Closing Date, in consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to the Purchaser pursuant to the terms of this Agreement, the Purchaser shall assume the Assumed Obligations and shall pay the Sellers the Closing Purchase Price, subject to the post-Closing adjustments described in Section 2.4. The Closing Purchase Price shall be paid as follows: The Purchaser shall pay $5,000,000.00 of the Closing Purchase Price by wire transfer of immediately available funds to the escrow account under the terms of the escrow agreement to be executed by the Parties and U.S. Bank, National Association, on the Closing Date, substantially in the form of Exhibit A (the "Escrow Agreement"); and the Purchaser shall pay BCGW $3,025,000.00 and AAI the remaining amount of the Closing Purchase Price, in each case by wire transfer of immediately available funds to the accounts specified by the Selling Parties pursuant to Section 2.1.

2.4 Purchase Price Adjustment.

(a) As soon as practicable, but not later than 30 days after the Closing Date, the Selling Parties shall provide the Purchasing Parties with (i) unaudited consolidated financial statements of AAI as of the Closing Date (the “Closing Date Financial Statements”), (ii) a statement of consolidated Working Capital of AAI as of the Closing Date (the “Statement of Working Capital”), setting forth a true, correct and complete description of each of the components making up the Working Capital as of the Closing Date and setting forth in reasonable detail the calculation of the Working Capital and (iii) a statement of earnings before income taxes, depreciation and amortization (“EBITDA”) of AAI, on a consolidated basis, for the 12-month period ending December 31, 2006 (the “EBITDA Statement”), setting forth a true, correct and complete description of each of the components making up EBITDA as of December 31, 2006 and setting forth in reasonable detail the calculation of EBITDA as of December 31, 2006. The Statement of Working Capital and the EBITDA Statement shall be based on a consolidated balance sheet of AAI prepared in accordance with generally accepted accounting principles applied in a consistent manner throughout the period specified (“GAAP”) using the same methodology as was used to prepare the AAI Financial Statements, subject to the provisions of Section 7.2, and the Preliminary Statement of Working Capital (including with respect to the $446,453.00) without regard to any effects of the transactions related to the Closing. The Purchasing Parties and their independent auditors and other representatives shall have the right to review and to verify the Statement of Working Capital and the EBITDA Statement when received, and the Selling Parties shall provide the Purchasing Parties with access to all related working papers.

(b) The Purchasing Parties shall have 30 days following receipt by them of the Statement of Working Capital and the EBITDA Statement during which to dispute the Statement of Working Capital and the EBITDA Statement. The Purchasing Parties shall notify the Selling Parties of any dispute regarding those statements by delivering written notice to the Selling Parties, which shall specifically describe each line item of the Statement of Working Capital and the EBITDA Statement in dispute and the reasons for the dispute. If the Purchasing Parties fail to notify the Selling Parties in writing of any such dispute within that 30-day period, the Statement of Working Capital and the EBITDA Statement shall be final and binding on both the Purchasing Parties and the Selling Parties and shall be the “Final Statement”. If the Purchasing Parties timely notify the Selling Parties of a dispute, and the Selling Parties and the Purchasing Parties cannot resolve the dispute within 20 days after receipt by the Selling Parties of the notice, the dispute shall be resolved by an independent accounting firm mutually agreed to by Maxco and Quanex (the “Independent Accounting Firm”). Maxco and Quanex shall cause the Independent Accounting Firm to make its determination as promptly as practicable and in any event within 45 days after the submission of the dispute to the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be limited only to the matters in dispute and shall be final and binding on all Parties. The fees and expenses of the Independent Accounting Firm shall be shared equally by the Purchasing Parties, on the one hand, and the Selling Parties, on the other hand. In the event of a dispute, the Statement of Working Capital and the EBITDA Statement, as modified in writing by the Purchasing Parties and the Selling Parties, or by the Independent Accounting Firm, shall be the “Final Statement”.

(c) If the Working Capital as of the Closing Date, as set forth in the Final Statement, exceeds the Working Capital set forth in the Preliminary Statement of Working Capital, then the Closing Purchase Price, as adjusted pursuant to this Section 2.4(b) (the “Adjusted Purchase Price”) shall be increased by that excess. If the Working Capital, as set forth in the Final Statement, is less than the Working Capital set forth in the Preliminary Statement of Working Capital, then the Adjusted Purchase Price shall be decreased by that deficit. Furthermore, if the EBITDA as of December 31, 2006, as set forth in the EBITDA Statement, is less than $9,600,000 (after adding back any adjustment included in the Final Statement related to the vacation policy amendment by AAI described in Section 7.2), then the Purchase Price shall be decreased by that deficit, but there shall be no further adjustment to the Adjusted Purchase Price if the EBITDA exceeds $9,600,000. After the adjustments described in this Section 2.4(c), if the Adjusted Purchase Price exceeds the Closing Purchase Price, then the Purchasing Parties shall pay the Sellers an amount equal to that excess, and if the Adjusted Purchase Price is less than the Closing Purchase Price, then the Selling Parties shall pay the Purchaser an amount equal to that deficit.

(d) Any payment to be made pursuant to Section 2.4(c) shall be made by wire transfer of immediately available funds within five Business Days after the date on which the Statement of Working Capital and the EBITDA Statement become the Final Statement (either upon expiration of the 30-day period referred to in Section 2.4(b) or resolution of any dispute with respect to the Statement of Working Capital or the EBITDA Statement), in an amount determined pursuant to Section 2.4(c), together with interest on that amount from the Closing Date through the date the payment is made, at the average prime lending rate for the 30-day period before the date of the payment as announced by Citibank, N.A.

(e) From and after the Closing Date, the Purchaser will cooperate with the Selling Parties in the preparation of the Closing Date Financial Statements and the Statement of Working Capital and will permit Transferred Employees having primary responsibility for the preparation of financial statements to assist the Selling Parties in the preparation of the Closing Date Financial Statements and the Statement of Working Capital. The Selling Parties shall be responsible for the costs and expenses of the preparation of the Closing Date Financial Statements and Statement of Working Capital and shall reimburse the Purchasers for any costs or expenses incurred by the Purchasing Parties in connection with their obligations under this Section 2.4(e), including reimbursement for overhead expenses allocable to those obligations. For purposes of the foregoing sentence, overhead expenses shall include compensation paid or payable to a Purchasing Party’s employees (including employee benefits).

2.5 Allocation of Purchase Price. The Adjusted Purchase Price and the Assumed Obligations shall be allocated among the Purchased Assets as set forth in Section 2.5 of the Disclosure Document for all Tax purposes. This allocation shall be appropriately adjusted to reflect any increase or decrease in the Purchase Price under Section 2.5. The Parties shall use this allocation for all Tax purposes. Each of the Parties shall file Internal Revenue Service Form 8594 with its applicable federal income Tax Return (or the federal income Tax Return of the consolidated group) as required by Law. Each of the Selling Parties, on the one hand, and the Purchasing Parties, on the other hand, shall provide the other with such assistance as is reasonably necessary to satisfy its reporting obligations under Section 1060 of the Internal Revenue Code of 1986, as amended through the date of this Agreement, and the related Treasury Regulations (the “Code”), including as a result of adjustments to the Closing Purchase Price under Section 2.4. For purposes of this Agreement, “Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code. If any Party receives a notice from a Governmental Authority disputing its allocation of the Adjusted Purchase Price and the Assumed Obligations, the Party receiving the notice shall promptly notify the other Parties and forward to the other Parties copies of all correspondence with the Governmental Authority in respect of the disputed allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Each of the Selling Parties represents and warrants to the Purchasing Parties as set forth below in this Article III, as of the date of this Agreement and as of the Closing Date. For purposes of this Section III, “Knowledge” of the Selling Parties means the actual knowledge of each Person listed in Section 3 of the Disclosure Document and such facts and other matters as any of those Persons should reasonably be aware of in light of that Person’s position with a Selling Party and upon reasonable inquiry of the personnel of the Selling Parties.

3.1 Existence and Good Standing. Each of the Selling Parties is a corporation duly organized, validly existing and in good standing under the laws of Michigan. Each of the Sellers has all requisite corporate power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact business as a foreign corporation. The jurisdictions in which each Seller is so qualified are set forth in Section 3.1 of the Disclosure Document.

3.2 Due Authorization. Each of the Selling Parties has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions described in this Agreement and the Ancillary Agreements. For purposes of this Agreement, “Ancillary Agreements” shall mean the Assignment and Assumption Agreement, the Bill of Sale, the General Warranty Deeds, the Escrow Agreement and all other documents to be delivered pursuant to the terms of this Agreement or the terms of any of the aforementioned agreements. Except for approval by the stockholders of Maxco (the “Stockholder Approval”), the execution, delivery and performance by each of the Selling Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Selling Parties of the transactions described in this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of the Selling Parties and no other corporate actions or proceedings on the part of any Selling Party are necessary to authorize the execution, delivery and performance by each of the Selling Parties of this Agreement and the Ancillary Agreements to which it is a party or the transactions described in this Agreement and the Ancillary Agreements. Each of the Selling Parties has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or before or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. This Agreement constitutes, and upon execution and delivery (assuming due execution and delivery by all other applicable Parties), the Ancillary Agreements to which each Selling Party is a party shall constitute, legal, valid and binding obligations of that Selling Party, enforceable against it in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect that affect creditors’ rights generally; or (b) principles of equity, including legal or equitable limitations on the availability of specific remedies.

3.3 Corporate Organization. Maxco owns all of the outstanding capital stock of AAI. AAI owns all of the outstanding capital stock of BCGW. AAI’s only subsidiary is BCGW, and AAI is not a partner, member or holder of any equity interest of any other Person. BCGW has no subsidiaries and is not a partner, member or holder of any equity interest of any other Person.

3.4 Consents. Except for the Stockholder Approval, the Consents described in Section 3.4 of the Disclosure Document or as set forth in Section 4.3 of the Disclosure Document, no consent, authorization, order or approval of, or filing or registration with, or notification to any Person (“Consent”) is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Selling Parties, the consummation of the transactions described in this Agreement or the Ancillary Agreements or the conduct of the businesses of the Sellers after the Closing in substantially the same manner presently conducted.

3.5 Absence of Conflicts. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which a Selling Party is a party, nor the consummation of the transactions (subject to obtaining Consents described in Section 3.4) described in this Agreement or the Ancillary Agreements, will result in the creation of, or adverse change in, any Encumbrance on any of the Purchased Assets or violate, conflict with or result in the breach of (a) the charter, bylaws or other organizational documents of a Selling Party; or (b) any judgment, decree or order of any Governmental Authority to which a Selling Party is subject or by which a Selling Party or the business or assets of a Selling Party are bound; (c) any requirements of Laws applicable to a Selling Party or to the business or the assets of a Selling Party; (d) any Contracts to which a Selling Party is a party or by which the business or assets of a Selling Party are bound or (e) any Permit or AAI Benefit Plan. For purposes of this Agreement, “Governmental Authority” means the government of the United States or any other country, or any state, provincial, county, city, township or other political subdivision of the United States or any other country, and any entity, body, court or other authority exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government; “Law” means any law, statute, code (including the Code), regulation, ordinance, or rule enacted or promulgated by any Governmental Authority and shall include the prevailing judicial or administrative interpretation of any of the foregoing; and “Permits” means permits, tariffs, authorizations, licenses, certificates, variances, consents, interim permits, approvals, franchises and rights under any Law or otherwise issued or required by any Governmental Authority and any applications for any of the foregoing that are required by Law for the Sellers to engage in their businesses.

3.6 Financial Statements. Section 3.6 of the Disclosure Document sets forth true, complete and correct copies of (a) the audited consolidated balance sheet of AAI as of March 31, 2006, and the related statements of income and cash flow for the year ended March 31, 2006, and (b) the unaudited consolidated balance sheet of AAI as of October 31, 2006, and the related statements of income and cash flow for the seven months ended October 31, 2006 (the “AAI Financial Statements”). The Baseline Working Capital Amount and the AAI Financial Statements have been prepared in accordance with GAAP and fairly present the financial position of the Sellers as of their dates and the results of operations for the periods covered by them. The unaudited financial statements referred to in the first sentence of this Section 3.6 and the Baseline Working Capital Amount have been prepared on a basis consistent with the audited financial statements referred to in that sentence and the audited financial statements of Maxco contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on July 14, 2006. Since March 31, 2006, there has been no material adverse change to the financial condition, results of operations, business, properties, assets or liabilities of either Seller or the business of either Seller.

3.7 Title to Assets.

(a) Except as set forth in Section 3.7(a) of the Disclosure Document and other than the Owned Real Property, which is addressed in Section 3.7(b), AAI or BCGW (as applicable) has, and as of the Effective Time the Purchaser shall have, good, valid and marketable title to all of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances. For purposes of this Agreement, "Encumbrance" means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, judgment, attachment, restriction on transfer, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction or encumbrance, and "Permitted Encumbrance" means (i) liens of mechanics, carriers, workmen or repairmen or other like liens arising or incurred in the ordinary course of business that have not yet become due and payable; (ii) liens for Taxes, assessments and other governmental charges that are not due and payable or that may be paid without penalty; (iii) other ordinary imperfections of title that do not have a material adverse effect on the assets as to which the imperfection of title applies; and (iv) those Encumbrances specifically identified in Section 3.7(a) of the Disclosure Document as permitted encumbrances.

(b) Except as set forth in Section 3.7(b) of the Disclosure Document, the only real property now or in the past owned or leased (as lessor or as lessee) by AAI, or now or within the last nine years owned or leased (as lessor or lessee) by BCGW, is the Owned Real Property. Either AAI or BCGW (as applicable) has good, valid and marketable fee title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for AAI or BCGW, as applicable, there are no persons in possession or occupancy of any part of the Owned Real Property or the Facilities, or who have possessory rights with respect to any part of the Owned Real Property or the Facilities. None of the Selling Parties has received any notice of any alleged violations of or liability under any applicable Law within the last nine years with respect to any part of the Owned Real Property or the Facilities or the operation of any part of the Owned Real Property or the Facilities, except as described in Section 3.16 of the Disclosure Document. There is no existing, pending or, to the Knowledge of the Selling Parties, threatened or anticipated, condemnation or other taking of all or any part of the Owned Real Property or the Facilities. Except for the lease agreements between AAI and BCGW as to the Owned Real Property, true and correct copies of which have been provided to the Purchasing Parties, neither Seller is a party to any lease or rental agreement with respect to any real property (whether as lessee or lessor) or any buildings, structures, improvements, plants, offices, facilities, or fixtures located on any real property.

(c) There is no existing Contract with, option or right of, or commitment to any Person to acquire any of the Purchased Assets or any interest in any of the Purchased Assets other than Contracts entered into in the ordinary course of business consistent with past practices for the sale of Inventory.

3.8 Compliance with Laws; Permits. Section 3.8 of the Disclosure Document sets forth a list entitled Permits which contains a list of all Permits currently held by (a) a Seller or (b) any other Person with respect to the business of either Seller. Each Permit described in Section 3.8 of the Disclosure Document is valid and current. There has been no violation of any of the requirements pertaining to those Permits. Neither the execution and delivery of this Agreement nor, subject to either obtaining the Consents described in Section 3.4 for the transfer or reissuance of the Permits, the consummation of the transactions described in this Agreement will cause any of the Permits described in Section 3.8 of the Disclosure Document to terminate, to become null or void, or to be otherwise adversely affected. All Permits necessary to conduct the businesses of the Sellers have been acquired and are in full force and effect. Except as set forth in Section 3.8 of the Disclosure Document, to the Selling Parties’ Knowledge, the businesses of the Sellers are, and for the last nine years have been conducted in compliance with all applicable Laws. Except as set forth in Section 3.8 of the Disclosure Document, to the Selling Parties’ Knowledge, all required action to be in compliance with all applicable Laws has been completed to the extent that at any time in the past the businesses of the Seller have not been in compliance with all applicable Laws. No currently existing condition, circumstance or event reasonably could be expected to result in any future expenditure to maintain those businesses in compliance with requirements of Law.

3.9 Taxes.

(a) All Taxes (whether or not shown on any Tax Return) relating to the Purchased Assets that are due and payable have been or will be paid in full on or before the Closing Date. Except for Permitted Encumbrances, (i) there are no Encumbrances for Taxes on any of the Purchased Assets and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Encumbrance. For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) all federal, state, provincial, county, local or foreign taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, gains, use, franchise, excise, value added, alternative, add-on minimum, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, including any interest, penalties, fines or additions to tax attributable to or associated with any of the foregoing (whether or not disputed); (b) any liability for the payment of any item described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any other analogous or similar law; (c) any liability for the payment of an item described in clause (a) or (b) of this definition as a result of any express or implied obligation to indemnify any Person as a result of any obligation under any agreements or arrangements with any Person with respect to such item; and (d) any successor liability for the payment of any item described in clause (a), (b) or (c) of this definition, including by reason of being a party to any merger, consolidation, conversion or otherwise; and “Tax Return” means any report, return (including any information return), statement, form, declaration, election certificate or other document or information filed with, submitted to, or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

(b) The Selling Parties have withheld or collected and paid over to the appropriate Governmental Authority all Taxes required by applicable Law to be withheld or collected by them and have properly received and maintained any and all certificates, forms and other documents required by applicable Law for any exemption from withholding and remitting any Taxes.

(c) Except as disclosed in Section 3.9 of the Disclosure Document, no Selling Party is under audit or examination by any Governmental Authority with respect to any Tax relating to the Purchased Assets, and no notice of such an audit or examination has been received, and the Selling Parties have no Knowledge of any threatened audits, investigations or claims for or relating to such Taxes.

(d) None of the Assumed Obligations includes: (i) an obligation to make a payment to any Person under any Tax allocation or Tax-sharing agreement; (ii) an obligation to pay the Taxes of any Person as a transferee or successor, by Contract or otherwise, including an obligation under Treasury regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Authority that will survive the Closing or impose any liability on any Purchasing Party after the Closing; or (iv) an obligation under any Contract to indemnify, gross up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(e) None of the Purchased Assets is property that is treated or will be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect before amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) None of the Purchased Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of the Purchased Assets is subject to any Tax partnership Contract or other Contract requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(g) No Selling Party is a “foreign person” within the meaning of Section 1445 of the Code.

3.10 Litigation. Except for those matters described in Section 3.10 of the Disclosure Document, there is no legal, administrative or arbitration proceeding, suit, action, claim, order, investigation, inquiry, judgment, writ, injunction, award, judgment or decree in, by or before any Governmental Authority (“Litigation”) pending or, to the Knowledge of the Selling Parties, threatened or contemplated against a Selling Party with respect to the businesses of the Sellers. None of the Litigation described in Section 3.10 of the Disclosure Document could reasonably be expected to have an effect on the businesses of the Sellers or any of the Purchased Assets that could (a) enjoin, restrict or prohibit the transfer of any of the Purchased Assets, (b) prevent a Selling Party from fulfilling all of its obligations set out in this Agreement or arising under this Agreement or any Ancillary Agreement, or (c) reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, circumstance, change or effect that has a material and adverse effect on the business, operations or financial condition of the Sellers, taken as a whole.

3.11 Brokers. None of the Selling Parties nor any Affiliate of a Selling Party has used any broker or finder other than GBQ Consulting LLC, in connection with the transactions described in this Agreement. Neither of the Purchasing Parties nor any Affiliate of a Purchasing Party shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by any of the Selling Parties or any Affiliate of a Selling Party in connection with any of the transactions described in this Agreement or any of the Ancillary Agreements. For purposes of this Agreement, “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, the specified Person. Without limiting the generality of the foregoing, a Person shall be deemed to “own” another Person if it owns, directly or indirectly, more than 50% of the capital stock or other equity interest of the other Person generally entitled to vote, without regard to specified contingencies, for the election of directors or equivalent governing body of the other Person.

3.12 Contracts.

(a) All Material Contracts relating to the businesses conducted by the Sellers to which a Seller is a party are listed in Section 3.12 of the Disclosure Document. To the Knowledge of the Selling Parties, there are no Material Contracts to which neither Seller is a party but as to which either Seller is a third-party beneficiary. A “Material Contract” means a Contract (i) the term of which extends beyond the one-year anniversary date of this Agreement; (ii) that obligates either Seller to future expenditures of $50,000 or more (or assets having that value); (iii) that entitles either Seller to future receipts of $50,000 or more (or assets having that value); or (iv) the lack of which would have a Material Adverse Effect.

(b) Each Material Contract is in full force and effect and is the valid and binding obligation of either Seller, as applicable, and, to the Knowledge of the Selling Parties, the other parties to it. Neither Seller, and, to the Knowledge of the Selling Parties, no other party to any Material Contract is in breach of any Material Contract and no default exists under any Material Contract. The Selling Parties have provided the Purchasing Parties with true, complete and correct copies of or access to all written Material Contracts and all extensions, amendments and schedules to them and a written description of all Material Contracts that are not in writing. Except for the AAI Benefit Plans, neither Seller has any Contract with any director, officer, employee or Affiliate of either Seller or of any Affiliate of either Seller. Neither Seller has affirmatively waived any right under any Material Contract. Each Seller is in substantial compliance with all purchase orders and sales orders to the extent it is obligated to perform under those orders. Neither Seller has, expressly or by operation of law, assumed or undertaken any liability of any other Person.

3.13 Employment Matters.

(a) Section 3.13(a) of the Disclosure Document sets forth a true and correct list of each Business Employee, together with each Business Employee’s title or job description, work location and annual salary or hourly wage rate as of the date of this Agreement.

(b) Except as set forth in Section 3.13(b) of the Disclosure Document:

(i) Neither Seller is a party to any collective bargaining or similar agreement with respect to Business Employees.

(ii) Each Seller and each Affiliate of a Seller is in substantial compliance with all Laws applicable to the businesses of the Sellers or the Business Employees with respect to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, and is not engaged in any unfair labor or unfair employment practices.

(iii) There is no unfair labor practice charge or complaint against either Seller or any Affiliate of either Seller involving or related to Business Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on a Selling Party or any Affiliate of a Selling Party), or to the Knowledge of the Selling Parties threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on a Selling Party or any Affiliate of a Selling Party), before the National Labor Relations Board or any court.

(iv) There is no labor strike, or other material dispute, slowdown or stoppage pending against either Seller or an Affiliate of a Seller involving or related to any Business Employee.

(v) No union certification or decertification petition has been filed (with service of process having been made on either Seller or any Affiliate of a Seller), or to the Knowledge of the Selling Parties threatened (or pending without service of process having been made on either Seller or any Affiliate of a Seller), that relates to Business Employees, and no union authorization campaign has been conducted, in each case, within the past 24 months.

(vi) No grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on either Seller or any Affiliate of either Seller), or to the Knowledge of the Selling Parties threatened (or pending without service of process having been made on a Seller or any Affiliate of a Seller), against either Seller or any Affiliate of a Seller involving or related to any Business Employee.

(vii) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based on sex, sexual harassment, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status) pending (with service of process having been made, or written notice of investigation or inquiry having been served, on either Seller or any Affiliate of a Seller), or to the Knowledge of the Selling Parties threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on a Seller or any Affiliate of a Seller), before the Equal Employment Opportunity Commission or any federal, state or local agency or court against a Seller or any Affiliate of a Seller involving or related to any Business Employee.

(viii) There are no charges, investigations, administrative proceedings or formal complaints of overtime or minimum wage violations involving the business of either Seller pending (with service of process having been made, or written notice of investigation or inquiry having been served on either Seller or any Affiliate of a Seller), or to the Knowledge of the Selling Parties threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on either Seller or any Affiliate of a Seller), before the Department of Labor or any other Governmental Authority.

(ix) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending (with service of process having been made, or written notice of investigation or inquiry having been served, on either Seller or any Affiliate of a Seller), or to the Knowledge of the Selling Parties pending without service of process having been made, or written notice of investigation or inquiry having been served, on either Seller or any Affiliate of a Seller before the Occupational Safety and Health Administration or any Governmental Authority against either Seller or any Affiliate of either Seller involving or related to the businesses of the Sellers.

(c) The businesses of the Sellers have employees sufficient to operate those businesses in the ordinary course consistent with past practices. During the last year, other than changes in the ordinary course of operation of the business of each of the Sellers, consistent with past practices, no material changes have occurred in the work force of those businesses, including material employee terminations, employee transfers in or out, employee leasing arrangements, secondments, reallocations of duties and outsourcing of duties or functions.

3.14 Employee Benefit Matters.

(a) Section 3.14 of the Disclosure Document sets forth a true, complete and accurate list of all AAI Benefit Plans. The Selling Parties have delivered to or made available for review by the Purchasing Parties, a complete and accurate copy of (i) each AAI Benefit Plan, (ii) the trust, group annuity Contract or other document that provides the funding for each AAI Benefit Plan, (iii) the three most recent annual Form 5500 reports for each AAI Benefit Plan, (iv) the most current summary plan description, booklet, or other descriptive written materials, and each summary of material modifications prepared after the last summary plan description for each AAI Benefit Plan, (v) the most recent IRS determination letter and all rulings or determinations requested from the IRS after the date of that determination letter with respect to each AAI Benefit Plan, (vi) the most recent statement filed with the Department of Labor pursuant to 29 U.S.C. § 2520.104-23 with respect to each AAI Benefit Plan, (vii) if applicable, a written summary of the legal basis for an exemption from the obligation to file annual Form 5500 reports with respect to each AAI Benefit Plan and (viii) all other correspondence from the Internal Revenue Service or the Department of Labor received by a Selling Party that relates to any AAI Benefit Plan with respect to any matter, audit or inquiry that is pending. For purposes of this Agreement, “AAI Benefit Plan” shall mean (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (b) any other employee benefit agreement or arrangement that is not an ERISA plan, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance pay plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, or other similar plan, agreement or arrangement that is maintained by a Seller, was maintained by a Seller within three years of the date of this Agreement or has been approved by a Seller but is not yet effective, for the benefit of one or more Business Employees or their beneficiaries. No Selling Party is required to file any 990 or 1041 reports with respect to any AAI Benefit Plan.

(b) No Seller has any liability for any failure to operate and administer any AAI Benefit Plan in compliance with its provisions and applicable Law. There is no litigation, action, legal proceeding, investigation or claim asserted or, to the Knowledge of the Selling Parties, threatened or contemplated, with respect to any AAI Benefit Plan (other than the payment of benefits in the normal course).

(c) All AAI Benefit Plans that are intended and required to qualify under Section 401(a) of the Code, as identified in Section 3.14 of the Disclosure Document, either (i) have been determined by the IRS to be qualified under Section 401(a) of the Code or (ii) have applicable remedial amendment periods that will not have ended before the Closing. No facts have occurred that if known by the Internal Revenue Service could reasonably be expected to result in the disqualification of any of those plans.

(d) No pension benefit plan (as defined in Section 3(2) of ERISA) that is maintained or contributed to by a Seller or any ERISA Affiliate of a Seller or with respect to which a Seller or an ERISA Affiliate of a Seller may have any liability had an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or before the Closing Date. For purposes of this Agreement, “ERISA Affiliate” means the Sellers and all other trades or businesses, whether or not incorporated, which together with the Sellers would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code.

(e) Neither Seller nor any entity that was at any time during the last six years an ERISA Affiliate of a Seller has ever maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to a plan that is or was either (i) a pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA, or (ii) a multiemployer plan (as defined in Section 3(37) of ERISA).

(f) No employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by any of the Selling Parties provides medical, surgical, hospitalization or life insurance benefits (whether or not insured by a third party) for employees or former employees of either Seller for periods extending beyond their retirements or other terminations of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); and neither Seller has made any commitment to provide retiree medical, surgical, hospitalization or life insurance coverage for any current or former employee or directors of either Seller (except as required by COBRA). To the extent applicable, all AAI Benefit Plans have been operated in compliance with COBRA, and the Selling Parties (or one of their ERISA Affiliates) intends to continue to maintain a group health plan as defined in Section 5000(b) of the Code other than a flexible spending account arrangement described in Section 125 of the Code and the Treasury Regulations (“Group Health Plan”) after the Closing.

3.15 Intellectual Property.

(a) Except as set forth in Section 3.15 of the Disclosure Document, each Seller owns, or possesses legally enforceable rights to use, free and clear of all Encumbrances, all Intellectual Property used in connection with its business (“AAI Intellectual Property”). For purposes of this Agreement, “Intellectual Property” shall mean intellectual property of every kind and nature, including all inventions, information, data, samples, formulae, specifications, plans, drawings, blueprints, compositions, processes, designs, technology, know-how, confidential information and trade secrets (whether or not patentable or reduced to practice), confidential or proprietary technical and business information, computer software, domain names, United States and foreign patents and petty patents (including continuations, continuations-in-part, divisions, reissues, re-examinations, extensions and renewals), patent applications, registered and unregistered trade names, brand names, trademarks, service names, service marks, logos and designs (and applications for registration of the same), all goodwill symbolized by or associated with any of them, copyrights and copyright registrations (and applications for the same), extensions, renewals of United States and foreign registrations and applications to register copyrights, technical manuals and documentation made or used in connection with any of the foregoing, and any and all rights associated therewith. Section 1.1(e) of the Disclosure Document sets forth an accurate and complete list of (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights and domain names owned by either Seller and used in the operation of its business (“Registered Intellectual Property”), (ii) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use any of the AAI Intellectual Property and (iii) all licenses, sublicenses and other agreements pursuant to which either Seller is authorized to use any Person’s Intellectual Property in its business (other than commercial software).

(b) To the Knowledge of the Selling Parties, the operation of the businesses of the Sellers, including the design, development, use, import, manufacture and sale of the products, technology and services of the Sellers in their businesses, does not infringe on or misappropriate the Intellectual Property of any other Person, and there is no claim, notice, suit, demand or action of any nature currently pending or, to the Knowledge of the Selling Parties, threatened, alleging unauthorized use, disclosure, infringement, misappropriation or other violation by either Seller of any Intellectual Property of any other Person.

(c) Neither Seller has entered into any arrangements granting rights in the AAI Intellectual Property to any Person. To the Knowledge of the Selling Parties, there is no unauthorized use, disclosure, infringement or misappropriation of any of the AAI Intellectual Property or breach of any Contract involving the AAI Intellectual Property, and there are no pending, or to the Knowledge of the Selling Parties, threatened claims, suits, demands or actions of any nature affecting the AAI Intellectual Property. Neither Seller has brought any action, suit or proceeding or asserted any claim against any Person for interfering with, infringing on, misappropriating or otherwise coming into conflict with any Intellectual Property or breach of any license or agreement involving any Intellectual Property.

3.16 Environmental. Except as set forth in Section 3.16 of the Disclosure Document:

(a) Each of the Sellers is operating, and in the past has operated, its business in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under all Laws relating to (a) pollution, (b) protection of the environment (including air, water or land) or human health, (c) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (d) the regulation of or liability for omissions into the environment, or the cleanup of contamination or exposure to any toxic agent. Including the following statutes and related regulations: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any Law similar to those statutes and related regulations (“Environmental Laws”).

(b) Each of the Sellers has obtained all Permits required by Environmental Laws to operate its business in the manner it is currently being operated. All of those Permits are validly issued and in good standing. To the Knowledge of the Selling Parties, each of the Sellers is in compliance with those Permits, and all of those Permits can be transferred or reissued to the Purchaser in a manner that allows the Purchaser to continue to operate the businesses of the Sellers after the Closing in compliance with Environmental Laws.

(c) To the Knowledge of the Selling Parties, there are no requirements under Environmental Laws that will obligate the Purchaser, or conditions that will cause the Purchaser to be obligated, to make capital improvements to any of the Purchased Assets or incur other significant expenses with respect to the Purchased Assets or the businesses of the Sellers in order to remain, or to operate the businesses of the Sellers (as they are currently being operated), in compliance with Environmental Laws.

(d) To the Knowledge of the Selling Parties, and except as in compliance with Environmental Laws, there are no Hazardous Substances at, in, under or migrating from any of the Purchased Assets that, because of their nature or quantity, (i) create a risk of exposure to Hazardous Substances that is or reasonably could be expected to be deleterious to human health, (ii) create a risk of damage to natural resources or the environment, or (iii) are required to be removed, abated or remediated under Environmental Laws or could reasonably be expected to result in any cleanup required under Environmental Laws. For purposes of this Agreement, “Hazardous Substances” shall mean (a) any substance, material, form of energy or pathogen that (i) is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, (ii) constitutes a “hazardous substance” as defined by 1994 PA 451, MCL 324.20101, as amended, “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended, or “pollutant”, “contaminant”, “hazardous material”, “hazardous chemical”, “toxic air contaminant”, or “regulated substance” within the meaning of any applicable Environmental Law, or (iii) is otherwise regulated or controlled by, or that otherwise gives rise to liability under, any applicable Environmental Law; (b) any substance that contains petroleum or any petroleum product; (c) any radioactive material or substance that contains urea formaldehyde, asbestos or polychlorinated biphenyls; and (d) any substance that is flammable, explosive or corrosive.

(e) There are no pending or, to the Knowledge of the Selling Parties, threatened actions, suits, claims, investigations, inquiries or proceedings by any Person or before any court or other Governmental Authority directed against a Seller, the business of a Seller or any of the Purchased Assets that pertain or relate to (i) any obligations or liabilities, contingent or otherwise, under any Environmental Law, (ii) violations or alleged violations of Environmental Laws, or (iii) personal injury or property damage claims relating to Hazardous Substances.

(f) Neither of the Sellers is operating or required to be operating its business or any of the Purchased Assets under any compliance or consent order, decree or agreement issued or entered into under Environmental Laws.

(g) To the Knowledge of the Selling Parties, no asbestos, asbestos containing materials or polychlorinated biphenyls are present at or in any of the Purchased Assets.

(h) There are no underground storage tanks located at or on any of the Purchased Assets.

(i) There are no Environmental Liabilities arising from or related to the Purchased Assets or the businesses of the Sellers that either of the Sellers has assumed, retained or otherwise agreed to, by Contract or otherwise. For purposes of this Agreement, “Environmental Liabilities” shall mean any and all Losses (including any remedial, removal, response, abatement, cleanup, investigation or monitoring costs and associated legal costs) incurred or imposed pursuant to (a) any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment or similar document (including settlements) arising out of, in connection with, or under any Environmental Laws, or (b) any claim by a Governmental Authority or any other Person for personal injury, property damage, damage to natural resources, economic loss, remediation, or payment or reimbursement of response costs incurred or expended by the Governmental Authority or other Person, pursuant to common law or Law and related to the use or release of Hazardous Substances.

(j) The Selling Parties have provided the Purchasing Parties copies of all environmental audits, assessments, investigations or evaluations of the businesses of the Sellers or any of the Purchased Assets that are in the possession of or subject to the control of either of the Sellers or any Affiliate of a Seller.

3.17 Tangible Assets. The Tangible Assets listed in Section 1.1(a) of the Disclosure Document or subject to the equipment leases or other leases listed in Section 1.1(j) of the Disclosure Document constitute all of the Tangible Assets used in or considered part of the businesses of the Sellers. All Tangible Assets (except for uninstalled equipment identified as such in Section 1.1(a) of the Disclosure Document) that constitute part of the businesses of the Sellers (whether owned or leased by a Seller) are in normal operating condition and repair, subject to ordinary wear, tear and maintenance and to the Knowledge of the Selling Parties: (i) are operating and being used in compliance with the requirements of Law, and (ii) all required action to be in compliance with all requirements of Law has been completed to the extent that at any time in the past such Tangible Assets have not been operated or used in compliance with the requirements of Law.

3.18 Sufficiency of Assets. The Purchased Assets constitute all of the assets used in the businesses of the Sellers and are sufficient to operate the businesses of the Sellers as currently operated. No asset (whether tangible or intangible) used in the conduct of the businesses of the Sellers is owned by any other Person (other than a Seller or the lessor thereof with respect to any assets subject to equipment leases).

3.19 No Adverse Change. Except as set forth in Section 3.19 of the Disclosure Document, since March 31, 2006, no Seller has (a) except in the ordinary course of the businesses of the Sellers in connection with the sale of Inventory, sold, transferred, or otherwise disposed of, or agreed to sell, transfer, or otherwise dispose of, any of the assets of either Seller; (b) except in the ordinary course of the businesses of the Sellers in connection with the sale of Inventory, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of the assets related to the businesses of the Sellers, or requiring the consent of any Person to the transfer or assignment of any assets relating to the businesses of the Sellers; (c) made or permitted any amendment or termination of any Contract or Permit relating to the businesses of the Sellers; (d) taken any action with respect to the payment of any dividends or other stockholder distributions by AAI to its stockholder or by BCGW to its stockholder in cash or property; (e) entered into any agreement or arrangement with any officers, directors, stockholders or Affiliates of any Selling Party; or (f) entered into any other transaction or taken any other action other than in the ordinary course of the business of the Sellers.

3.20 Insurance. Section 3.20 of the Disclosure Document sets forth a list of (a) all current insurance policies maintained by any Selling Party covering any employees or other agents of either Seller, the business of either Seller, or any of the Purchased Assets and (b) all unpaid or unsettled insurance claims made with respect to the businesses of the Sellers. Each of the Sellers has in place such insurance policies with respect to the Purchased Assets, the Sellers and the businesses of the Sellers as are normal and prudent in the industry, and all such policies are in full force and effect. All actual and estimated retroactive premium adjustments under any workers’ compensation policy of the Sellers have been recorded in the AAI Financial Statements.

3.21 Inventory. Section 3.21 of the Disclosure Document sets forth a list of all Inventory as of the date of this Agreement. All Inventory as of October 31, 2006 that is part of the AAI Financial Statements is reflected on the consolidated balance sheet of AAI as of October 31, 2006. All Inventory as of the Effective Time will, as of the Effective Time, be reflected on the books and records and in the Closing Date Financial Statements. All Inventory is valued at the lower of cost or market value. The Inventory as of the Effective Time will consist of items useable or saleable in the ordinary course of the businesses of the Sellers, except for customary amounts of raw materials that cannot be incorporated into finished products and items of obsolete materials and materials of below-standard quality that have been written off or written down to AAI’s best estimate of net realizable value. The Inventory does not include any materials held by either Seller on consignment from any Third Parties. All Inventory disposed of since October 31, 2006, has been disposed of only in the ordinary course of the businesses of the Sellers, consistent with the past practice of the Sellers. All Inventory as of the Effective Time will be free from any defect or other deficiency (based on industry standards for the grades and usage of raw materials) except for items of obsolete materials and materials of below-standard quality that have been written off or written down to AAI’s best estimate of net realizable value. The quantities of Inventory as of the Effective Time will be adequate to conduct the businesses of the Sellers under the current circumstances of the businesses of the Sellers. None of the Inventory is in the possession of others, except Inventory in transit to either Seller in the ordinary course of its business. The Inventory is not subject to any claim with respect to the use of materials held on consignment. All products manufactured (whether or not completed) or sold by a Seller before the Effective Time will be in compliance with all warranties with respect to that product.

3.22 Accounts Receivable. The Accounts Receivable reflected on the AAI Financial Statements are, and the Accounts Receivable that will be reflected on the Statement of Working Capital will be, valid and collectible using commercially reasonable collection practices, subject to normal market write-offs for bad debt consistent with past practices. Section 3.22 of the Disclosure Document sets forth a true and correct copy of the aging of the Accounts Receivable as of the date of this Agreement. All of those Accounts Receivable arose in the ordinary course of the businesses of the Sellers and none is subject to any Encumbrance (other than Permitted Encumbrances). Since March 31, 2006, there has not been any material adverse change in the collectibility of the Accounts Receivable, taken as a whole.

3.23 Books and Records. To the Knowledge of the Selling Parties, the Books and Records accurately and fairly reflect the transactions and the assets and liabilities of the Sellers.

3.24 No Material Adverse Effect. Except as set forth in Section 3.24 of the Disclosure Document, since March 31, 2006, there has not occurred (a) any Material Adverse Effect, (b) any material damage, destruction or loss with respect to the Purchased Assets or the businesses of the Sellers, (c) any material changes in terms of transactions between a Seller, on the one hand, and any Affiliate of a Seller, on the other hand, (d), any sale, assignment, transfer or acquisition (or Contract to do so) of any material operating asset of the business of either Seller or a cancellation of, or any agreement to cancel, any material debts or claims of the business of either Seller except, in each case, in the ordinary course of business, (e) any increase in the rate of compensation or benefits payable or to become payable by a Seller or any Affiliate of a Seller to any Business Employee over the rate being paid to the Business Employee at September 30, 2006 (other than increases in the ordinary course of business in accordance with past practices and other than bonus arrangements identified in Section 3.24 of the Disclosure Document as to which the Purchasing Parties will have no obligation), or any Contract to do so, or (f) any termination or material amendment of any Assigned Contract that has or is expected to result in a Material Adverse Effect.

3.25 Customers and Suppliers.

(a) Section 3.25(a) of the Disclosure Document sets forth (a) the names of all customers of each Seller that ordered goods or services from either Seller with an aggregate purchase price for each such customer of $200,000 or more during the 12-month period ended September 30, 2006, and (b) the amount for which each such customer was invoiced by a Selling Party during that period. As of the date of this Agreement and to the Knowledge of the Selling Parties, except as identified in Section 3.25(a) of the Disclosure Document, no such customer has notified a Selling Party or any Affiliate of a Selling Party that it (i) will materially reduce purchases of products from either Seller or (ii) has ceased, or will cease, to purchase products from either Seller.

(b) Section 3.25(b) of the Disclosure Document sets forth (a) the names of all suppliers from which each Seller ordered raw materials, supplies, merchandise, other goods or services with an aggregate purchase price for each such supplier of $50,000 or more during the 12-month period ended September 30, 2006, and (b) the amount for which each such supplier invoiced a Selling Party during that period. To the Knowledge of the Selling Parties, no such supplier has notified either Seller or any Affiliate of either Seller that it (i) will materially reduce the amount of raw materials or equipment available for purchase by either Seller, or (ii) has ceased, or will cease, to sell raw materials or equipment to either Seller.

3.26 Affiliate Transactions.

(a) Except as set forth in Section 3.26(a) of the Disclosure Document, no employee, officer or director of any of the Selling Parties or any Affiliate of a Selling Party (i) owns, directly or indirectly, in whole or in part, any Permits, real property, leasehold interests or other property, the use of which is necessary for the operation of the businesses of the Sellers, (ii) has any claim or cause of action or any other action, suit or proceeding against, or owes any amount to, either Seller, or (iii) is a party to any Contract pursuant to which either Seller provides to, or receives services from, any such Person, except as to any such individual in his or her capacity as a Business Employee.

(b) Except as set forth in Section 3.26(b) of the Disclosure Document, neither Seller is a party to any Contract that relates to the businesses of the Sellers (i) with Maxco or any Affiliate of Maxco or (ii) among a Selling Party, on the one hand, and a Third Party, on the other hand, in each case, in which the terms or conditions of the Contract or transaction are materially more favorable to a Selling Party or the Third Party than the terms and conditions that could be achieved in an arm’s length Contract or transaction with a Third Party.

3.27 Backlog. To the Knowledge of the Selling Parties, all outstanding customer or distributor purchase orders for products of the businesses of the Sellers have been entered at prices and on terms and conditions consistent with the normal practices of the businesses of the Sellers. To the Knowledge of the Selling Parties, neither Seller, nor any Affiliate of a Seller has been informed by any customer or distributor that any material order included in the backlog of the business of either Seller is likely to be canceled or terminated before its completion.

3.28 Derivative Contracts. Except as set forth in Section 3.28 of the Disclosure Document, neither Seller nor any Affiliate of a Seller is a party to any derivative or hedging Contracts relating to the businesses of the Sellers.

3.29 Other Information. The information provided by the Selling Parties in this Agreement and in the Disclosure Document does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained in this Agreement and the Disclosure Document, in light of the circumstances under which they are made, not false or misleading. All documents that the Selling Parties have provided or made available to the Purchasing Parties pursuant to this Agreement were complete and accurate as of the time they were made available.

3.30 No Undisclosed Liability. Except to the extent specifically reflected in the AAI Financial Statements or described in the Disclosure Document and except as related to the vacation policy amendment by AAI described in Section 7.2, neither Seller has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including any liability for Taxes and interest, penalties and other charges payable with respect to any liability or obligation) with respect to the ownership of the Purchased Assets or the conduct of the businesses of the Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASING PARTIES

Each of the Purchasing Parties represents and warrants to the Selling Parties as set forth below in this Article IV, as of the date of this Agreement and as of the Closing Date. For purposes of this Section IV, “Knowledge” of the Purchasing Parties means the actual knowledge of each Person listed in Section 4 of the Disclosure Document and such facts and other matters as any of those Persons should reasonably be aware of in light of that Person’s position with a Purchasing Party and upon reasonable inquiry of the personnel of the Purchasing Parties.

4.1 Existence and Good Standing. Each of the Purchasing Parties is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2 Due Authorization. Each of the Purchasing Parties has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions described in this Agreement or the Ancillary Agreements. The execution, delivery and performance by each Purchasing Party of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the each Purchasing Party of the transactions described in this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of each Purchasing Party, and no other corporate actions or proceedings on the part of each Purchasing Party are necessary to authorize the execution, delivery and performance by each Purchasing Party of this Agreement and of the Ancillary Agreements to which it is a party or the transactions described in this Agreement or the Ancillary Agreements. Each of the Purchasing Parties has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or before or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. This Agreement constitutes, and upon execution and delivery of (assuming due execution and delivery by all other parties) the Ancillary Agreements to which a Purchasing Party is a party shall constitute, legal, valid and binding obligations of the Purchasing Party, enforceable against it in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect creditors’ rights generally; or (b) principles of equity including legal or equitable limitations on the availability of specific remedies.

4.3 Consents. Except for the Consents required by the Selling Parties described in Section 3.4 of the Disclosure Document and Consents described in Section 4.3 of the Disclosure Document, no consent of any Person or any Governmental Authority (other than in connection with Permits) is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchasing Parties, or the consummation by the Purchasing Parties of the transactions described in this Agreement or the Ancillary Agreements.

4.4 Absence of Conflicts. Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements to which a Purchasing Party is a party nor the consummation of any of the transactions described in this Agreement or the Ancillary Agreements will violate, conflict with, or result in a breach of (a) the certificate of incorporation or bylaws of a Purchasing Party; (b) any judgment, decree or order of any Governmental Authority to which a Purchasing Party is subject or by which a Purchasing Party or the assets of a Purchasing Party are bound; or (c) any requirements of Laws applicable to a Purchasing Party.

4.5 Litigation. There is no Litigation of any nature pending, asserted, or to the Knowledge of the Purchasing Parties, threatened against a Purchasing Party by or before any Governmental Authority or by or on behalf of any Third Party which would (a) enjoin, restrict or prohibit the transfer of any of the Purchased Assets as described in this Agreement; (b) prevent a Purchasing Party from fulfilling all of its obligations set out in this Agreement or arising under this Agreement or any Ancillary Agreement; or (c) reasonably be expected to adversely affect the ability of a Purchasing Party to consummate the transactions described in this Agreement.

4.6 Brokers. Neither Purchasing Party has used any broker or finder in connection with the transactions described in this Agreement, and none of the Selling Parties nor any of their Affiliates has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by a Purchasing Party in connection with any of the transactions described by this Agreement or any of the Ancillary Agreements.

ARTICLE V

COVENANTS OF THE SELLING PARTIES

Each of the Selling Parties covenants with the Purchasing Parties as follows:

5.1 Conduct of Business. Except as otherwise described in this Agreement, and except as otherwise consented to by the Purchasing Parties, from the date of this Agreement until the Closing Date, the Selling Parties shall cause the Sellers to conduct their businesses in the usual and ordinary course in accordance with past practice, including the maintenance of Inventory levels, the payment of Accounts Payable and compliance with the warranty policies of the Sellers, and the Selling Parties shall cause the Sellers to use commercially reasonable efforts consistent with their current business practices, to preserve the goodwill of their businesses, including to preserve their current relationships with customers, suppliers, agents and employees of their businesses.

5.2 Negative Covenants Relating to Conduct of the Businesses of the Sellers. Except as otherwise described in this Agreement, and except as consented to by the Purchasing Parties in writing, neither Seller shall, and Maxco shall cause the Sellers not to, from the date of this Agreement until the Closing Date:

(a) Enter into, terminate or amend any Material Contract or, in any material respect, any Assigned Contract;

(b) Other than pursuant to this Agreement, sell, transfer, lease, encumber or dispose of any of the Purchased Assets except Inventory in the ordinary course of business;

(c) Increase the rate of compensation of, or pay or agree to pay any benefit to the Business Employees, except as may be required by the terms of any existing AAI Benefit Plan, agreement or arrangement that is disclosed in the Disclosure Document;

(d) Enter into, adopt or amend any AAI Benefit Plan, or employment or severance agreement affecting the businesses of the Sellers or the Business Employees, except as required by applicable Law or as provided by Section 7.2;

(e) Incur any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with past practice, none of which liabilities, in any case or in the aggregate, could have a Material Adverse Effect;

(f) Forgive, cancel or compromise any material debt or material claim, or intentionally waive or release any material right of substantial value;

(g) Make any material changes in policies or practices relating to selling practices, product returns, discounts or other terms of sale or accounting;

(h) Make any prepayment of any Accounts Payable, delay payment of any trade payables or other obligations other than in the ordinary course of business consistent with past practice, or make any other cash payments other than in the ordinary course of business;

(i) Fail to maintain all of the Tangible Assets in normal operating repair, working order and operating condition, in accordance with the usual and customary maintenance schedule and practices, subject to ordinary wear and tear;

(j) Acquire any assets that would constitute Purchased Assets or assume any obligations or liabilities that would constitute Assumed Obligations, except, in each case, in the ordinary course of business;

(k) Change any accounting policies or principles of the Sellers or the methods of applying those policies or principles;

(l) Declare or pay any dividend or other distribution with respect to the capital stock of either Seller;

(m) Make any advances to Business Employees if the total amount of advances to Business Employees would exceed $10,000; or

(n) Agree, whether in writing or otherwise, to do any of the foregoing.

ARTICLE VI

COVENANTS OF THE PURCHASING PARTIES AND THE SELLING PARTIES

6.1 HSR Act Notification and Other Consents.

(a) Each of the Purchasing Party and the Selling Parties shall cause to be filed as promptly as practicable with the Federal Trade Commission and the Department of Justice the notification and report form required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), for the transactions described in this Agreement and the Ancillary Agreements and shall use commercially reasonable efforts to provide any supplemental information that may be reasonably requested in connection with those filings. The fees payable in connection with filings and notices made under the HSR Act shall be borne 50% by the Selling Parties and 50% by the Purchasing Parties.

(b) The Selling Parties shall, as promptly as practicable following the date of this Agreement, make all other filings and notifications required in connection with the consummation of the transactions described in this Agreement and use commercially reasonable efforts to obtain the Consents of all Third Parties described in Section 3.4 of the Disclosure Document and required in connection with the consummation of the transactions described in this Agreement. The Purchasing Parties shall, as promptly as practicable following the date of this Agreement, make all other filings and notifications required in connection with the consummation of the transactions described in this Agreement and use commercially reasonable efforts to obtain the Consents of all Third Parties described in Section 4.3 of the Disclosure Document. The Parties shall coordinate and cooperate with each other in exchanging information and assistance in connection with obtaining all Consents of Third Parties and making all filings or notifications necessary to transfer the Permits to the Purchaser, or in connection with any applications for new Permits relating to the businesses of the Sellers.

6.2 Access to Information and Inspections.

(a) During the period from the date of this Agreement through the Closing Date, the Selling Parties shall afford promptly to the Purchasing Parties and their authorized representatives, including environmental and real estate professionals, reasonable access during regular business hours and upon reasonable notice, to all of the Facilities, Business Employees and Books and Records as they may reasonably request. Notwithstanding and without limiting the foregoing, the Purchasing Parties shall not undertake any sampling or testing, including intrusive soil or groundwater testing, without AAI’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. A representative of AAI shall be present at all site visits and inspections and the representative of the Purchasing Parties shall, at all times while on the Sellers’ premises, comply with all directions and requests relating to safety, security and confidentiality.

(b) The Purchaser shall, on and for two years after the Closing Date, afford promptly to the Selling Parties and their agents reasonable access during normal business hours, upon reasonable notice, to the Facilities, Business Employees and Books and Records, to the extent reasonably necessary to permit the Selling Parties to determine any matter relating to or arising during any period ending on or before the Closing Date. If the Purchaser proposes to destroy or otherwise dispose of any Books and Records, on or before the fifth anniversary of the Closing Date, other than in the ordinary course of business consistent with its written document retention policy, the Purchaser shall first notify Maxco in writing, and afford it the opportunity, for a period of at least 90 days following the date of the notice, to take custody of those records or make extracts from them or copies of them.

(c) The Selling Parties shall, on and for two years after the Closing Date, afford promptly to the Purchasing Parties and their agents reasonable access during normal business hours, upon reasonable notice, to the properties, employees and books and records that are not part of the Purchased Assets of the Selling Parties, to the extent reasonably necessary to permit the Purchasing Parties to determine any matter relating to or arising during any period ending on or before the Closing Date. If a Selling Party proposes to destroy or otherwise dispose of any records relating to the businesses of the Sellers on or before the fifth anniversary of the Closing Date, other than in the ordinary course of business consistent with its written document retention policy, Maxco shall first notify Quanex in writing, and afford Quanex the opportunity, for a period of at least 90 days following the date of the notice, to take custody of those records or make extracts from them or copies of them.

6.3 Title Commitment and Survey.

(a) As evidence of title to the Owned Real Property, the Selling Parties shall cause to be prepared and delivered to the Purchasing Parties, as soon as practicable but not later than 20 Business Days after the date of this Agreement, a commitment for title insurance from Chicago Title Insurance Company covering the Owned Real Property (the “Commitment”), together with copies of all exception documents, referenced on either Schedule B or C thereto, binding said title company, to issue to the Purchaser at Closing, an ALTA Form B owner’s title insurance policy (the “Owner’s Policy”). The Owner’s Policy delivered pursuant to the Commitment described in this Section 6.3(a) shall (i) insure title to the Owned Real Property and all recorded easements benefiting the Owned Real Property; (ii) contain an “Extended Coverage Endorsement” insuring over the general exceptions contained customarily in such policies; (iii) contain an ALTA Zoning Endorsement 3.1 (or equivalent); (iv) contain an endorsement insuring that the Owned Real Property described in the Owner’s Policy is the same real estate as shown on the survey to be provided by the Selling Parties pursuant to this Section 6.3; (v) contain an endorsement insuring that each street adjacent to the Owned Real Property is a public street and that there is direct and unencumbered access to each street from the Owned Real Property; and (vi) contain such other endorsements as may be required by the lenders of the Purchasing Parties or otherwise reasonably required by the Purchasing Parties. The cost of the Owner’s Policy (including premiums) shall be borne by the Purchasing Parties.

(b) The Selling Parties shall deliver to the Purchaser, within five Business Days after the date of this Agreement, any survey with respect to the Owned Real Property currently in the possession of the Selling Parties or any Affiliate of a Selling Party and, as soon as practicable after the date of this Agreement, an updated survey of the Owned Real Property (the “Survey”). The cost of the surveys and updates shall be borne by the Selling Parties.

(c) The Purchaser shall have twenty (20) days (the “Title Review Period”) after receipt of the Commitment, all of the exception documents referenced in Schedule B and C to the Commitment, and the Survey to provide Maxco with written notice (the “Title Objection Letter”) of the Purchaser’s objections to anything contained in the Commitment or the Survey (the “Title Objections”); provided, however, that none of the items described in Section 3.7(a)(i) through (iii) may be a basis for a Title Objection. Except as expressly provided herein, any item contained in the Commitment or the Survey to which the Purchaser does not object pursuant to the Title Objection Letter shall be deemed a Permitted Encumbrance on and as of the date the Title Review Period expires. If the Purchaser delivers to Maxco the Title Objection Letter, the Selling Parties shall have 10 days, or such greater time period as may be agreed upon by the Purchaser and the Selling Parties (the “Title Cure Period”), during which the Selling Parties shall have the right, but not the obligation, to cure or remove the Title Objections and deliver to the Purchaser a revised Commitment evidencing such cure or removal. Promptly after the expiration of the Title Cure Period, the Selling Parties shall provide the Purchaser with written notice (the “Title Response Letter”) setting forth those Title Objections that the Selling Parties have cured or removed and those Title Objections that the Selling Parties are unable or unwilling to cure or remove. If the Selling Parties fail to cure or remove all of the Title Objections to the reasonable satisfaction of the Purchaser and Chicago Title Insurance Company, the Purchaser may, as its sole and exclusive remedy which may be exercised at any time within 5 Business Days after the Purchaser’s receipt of the Title Response Letter, either to terminate this Agreement by written notice to the Selling Parties or waive all uncured Title Objections and accept title as the Selling Parties are able to convey without any reduction in or effect on the Closing Purchase Price. The Purchaser’s failure to send written notice of the election available to it pursuant to the preceding sentence within 5 Business Days after receipt of the Title Response Letter shall be deemed an election by the Purchaser to waive all uncured Title Objections and accept title as the Selling Parties are able to convey without any reduction or effect on the Closing Purchase Price, in which case all uncured Title Objections shall automatically be deemed Permitted Encumbrances on and as of the date on which such 5 Business Days expire.

6.4 Motor Vehicles. The Selling Parties shall take all actions and prepare all documents necessary to effect the transfer to the Purchaser of all motor vehicle licenses and registrations pertaining to automobiles, trucks and other motor vehicles and rolling stock used in the businesses of the Sellers, in compliance with the motor vehicle registration, licensing and other applicable Laws of any jurisdictions where the motor vehicles are registered or licensed. All costs, including transfer and sales taxes, related to the sale of motor vehicles in connection with the consummation of the transactions described in this Agreement shall be borne 50% by the Purchasing Parties and 50% by the Selling Parties.

6.5 Tax Matters.

(a) The liability for any real property, personal property, ad valorem and other similar Tax, including payments in lieu of such Taxes (each, a “Property Tax”), assessed on any of the Purchased Assets for a taxable period or year commencing on or before and ending after the Closing Date (“Straddle Period”), Property Tax shall be prorated on a daily basis between the Selling Parties and the Purchaser as of the Closing Date, with the Selling Parties being liable for the portion of that Property Tax equal to the product of (i) the amount of the Property Tax for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the Straddle Period, and with the Purchaser being liable for the remainder of that Property Tax. After the Closing, the Party (the “Paying Party”) receiving a Property Tax bill or notice applicable to the Purchased Assets shall promptly notify the other applicable Party (the “Reimbursing Party”) in writing and the Paying Party shall pay that Property Tax bill before the last day that the Property Tax may be paid without penalty or interest. Upon receipt of the written notice from the Paying Party, which shall include appropriate supporting documentation, the Reimbursing Party shall promptly pay the Paying Party an amount equal to the portion of the Property Tax for which the Reimbursing Party is liable under this Agreement. The Parties shall reasonably cooperate with each other after the Closing with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to a Straddle Period. The Party receiving any refund of any Property Taxes for a Straddle Period, whether received in cash or as a credit against another Property Tax, shall, within 30 days after the receipt of the refund, pay to the appropriate Party an amount equal to the product of (i) the amount of the refund, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period that the other Party owned the Purchased Assets, and the denominator of which is the total number of days in the Straddle Period.

(b) The Selling Parties shall promptly deliver to the Purchasing Parties any and all notices, tax bills, tax statements, correspondence, applications, renditions, orders, or other similar documents or communications received by any of the Selling Parties and relating to Property Taxes affecting all or any portion of the Purchased Assets.

(c) The Parties acknowledge that the Purchase Price, as adjusted under Section 2.2, includes and is inclusive of all stock transfer, real estate transfer, sales, use, deed, documentary, stamp, conveyance, recording and other similar taxes (“Transfer Taxes”) that may be imposed as a result of the consummation of the transactions described in this Agreement. The Selling Parties shall be responsible for the filing of all Tax Returns that may be required in connection with these Transfer Taxes (including expenses incurred to prepare those Tax Returns). The Selling Parties shall promptly provide proof to the Purchasing Parties of the timely filing of those Tax Returns and the payment of those Transfer Taxes. At the Closing, each of the Parties shall provide the other Parties with appropriate exemption certificates to establish the right to any exemption from Transfer Taxes. After the Closing, each Party shall provide each other Party with any additional exemption certificates and other documentation as may be required by Governmental Authorities for such purpose. The Selling Parties shall reasonably cooperate with the Purchasing Parties, including providing the Purchasing Parties with reasonable access to the Selling Parties’ books and records and such other data as the Purchasing Parties may reasonably request in order to support all applicable Transfer Tax exemptions. If any exemption claimed by any of the Parties is subsequently denied by any Governmental Authority, and as a result any of the Parties is assessed additional Transfer Taxes, then the Selling Parties shall pay such Transfer Taxes, including interest and penalties, to the appropriate Governmental Authority.

6.6 Bulk Sales Compliance. The Parties waive compliance with the provisions of any applicable statutes relating to bulk transfers or bulk sales. The Parties mutually agree to cooperate in securing any available exemptions from any such provisions.

6.7 Confidentiality and Publicity.

(a) For a period of five years after the Closing Date and except as otherwise required by Law, each of the Selling Parties shall, and shall cause its respective officers, directors, Affiliates, employees, agents and representatives to, hold in confidence and not disclose or use (i) any proprietary or other confidential and non-public information regarding a Purchasing Party or any Affiliate of a Purchasing Party disclosed to any Selling Party in connection with the negotiation or preparation of this Agreement; (ii) the nature or resolution of any disputes arising under this Agreement after the Closing; and (iii) any proprietary or other confidential non-public information relating to the Purchased Assets or the businesses of Sellers, except for disclosures made pursuant to Section 6.7(c); provided, however, that the term “confidential and non-public information” shall not include any information publicly known through no fault of a Selling Party. The Purchasing Parties acknowledge that Maxco is a publicly held company and will be required to disclose information about the transactions described in this Agreement and the businesses of the Sellers by Law, by Nasdaq or in connection with securities Laws, and will be required by Law to file a copy of this Agreement with the SEC and Nasdaq and to include such filings as part of Maxco's website; all such filings and disclosures may be made by Maxco notwithstanding the provisions of this Section 6.7.

(b) For a period of five years after the Closing Date and except as otherwise required by Law, each Purchasing Party shall, and shall cause its officers, directors, Affiliates, employees, agents and representatives to, hold in confidence and not disclose or use (i) any proprietary or other confidential and non-public information (excluding information relating to the Purchased Assets regarding the Selling Parties disclosed to the Purchasing Party in connection with the negotiation or preparation of this Agreement or the consummation of the Transactions described in this Agreement; and (ii) the nature or resolution of any dispute arising under this Agreement after the Closing, except for disclosures made pursuant to Section 6.7(c); provided, however, that the term “confidential and non-public information” shall not include any information publicly known through no fault of a Purchasing Party. The Selling Parties acknowledge that Quanex is a publicly held company and will be required to disclose information about the transactions described in this Agreement, the Purchased Assets and the businesses of the Sellers by Law, by the New York Stock Exchange or in connection with securities Laws, and will be required by Law to file a copy of this Agreement with the SEC and the New York Stock Exchange and to include such filings as part of Quanex’s website; all such filings and disclosures may be made by Quanex notwithstanding the provisions of this Section 6.7.

(c) No public announcement or other publicity regarding the transactions described in this Agreement shall be made by any Party or any of its Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Maxco and Quanex. The Parties shall prepare and release public announcements or press releases regarding the execution and delivery of this Agreement and the Closing. Any announcement shall be agreed to by Maxco and Quanex as to form, content, timing and manner of distribution or publication. Nothing in this Section 6.7 shall prevent the Parties from discussing the transactions described in this Agreement with those Persons whose Consent is required for consummation of those transactions. The Parties shall exercise all reasonable efforts to assure that those Persons keep confidential any information relating to this Agreement.

6.8 Payments Received. After the Closing, the Selling Parties and the Purchaser shall hold and promptly transfer and deliver to the other, from time to time as and when received by either of them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert checks into cash), or other property that either of them may receive on or after the Closing Date which properly belongs to the other Party, including any insurance proceeds, and shall account to the other Party for all such receipts.

6.9 Satisfaction of Conditions and Further Assurances. Without limiting the generality or effect of any provision of Articles VIII and IX, before the Closing, each of the Parties shall use its reasonable efforts in good faith to satisfy promptly all conditions required by this Agreement to be satisfied by it to expedite the consummation of the transactions described in this Agreement. After the Closing, the Selling Parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonable, necessary or desirable to consummate or implement expeditiously the transactions described in this Agreement and any agreement, document or instrument described in this Agreement. If a Material Contract not otherwise described in Section 3.12 of the Disclosure Document and transferred to the Purchaser at Closing is identified by the Purchaser or a Selling Party after the Closing, that Material Contract shall be, at the request of the Purchaser, deemed a Purchased Asset and the Selling Parties agree to comply with Section 1.2 with respect to that Material Contract.

6.10 Exclusivity Agreement. Neither a Selling Party nor any Affiliate of a Selling Party, nor any of their directors, officers, employees, representatives or agents, nor anyone acting on their behalf shall, directly or indirectly solicit, encourage (including furnishing information to any Third Party), respond to negotiate or assist in any manner any offers, bids or proposals involving, directly or indirectly, (a) the sale or other disposition of the Purchased Assets (other than sales of Inventory in the ordinary course of business) or (b) the sale or exchange (whether through a merger or otherwise) of all or any portion of the capital stock of AAI or BCGW if such sale or exchange would result in the Purchased Assets being owned, directly or indirectly, by a Person other than a Selling Party (all such bids, offers and proposals being referred to as “Acquisition Proposals”). Neither of the Selling Parties shall enter into any letter of intent, agreement in principle or other agreement with respect to any matter involving an Acquisition Proposal. The Selling Parties shall immediately notify the Purchasing Parties in writing should either of them receive any Acquisition Proposal, including the terms thereof.

6.11 Limitation on Purchasing Parties’ Obligation With Respect to Returned Products. Any obligations assumed by the Purchaser for returned products pursuant to this Agreement shall be limited to the Purchaser’s replacement of or reimbursement for the cost of the product and all expenses incidental to that replacement or reimbursement, such as packing, handling and shipping costs. The Selling Parties shall, on the Purchaser’s request, reimburse the Purchaser for its out-of-pocket costs for the reimbursement or replacement of product produced or in process before the Effective Time to the extent that all of those costs exceed $75,000.

6.12 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses with respect to the transactions described in this Agreement.

6.13 Maxco’s Proxy Materials and Stockholders’ Meeting. Maxco shall, as promptly as reasonably possible, prepare a preliminary proxy statement and related proxy materials with respect to the Stockholder Approval, as required by applicable securities Laws and by Nasdaq, and submit a draft thereof for the Purchasing Parties’ review and comment. The Purchasing Parties shall cooperate with Maxco to provide all information about the Purchasing Parties necessary to complete the preliminary proxy statement, shall promptly provide Maxco with comments on all drafts of the preliminary proxy statements provided to the Purchasing Parties and shall otherwise cooperate with Maxco to complete the preparation of the preliminary proxy statement and cause it to be filed with the SEC as soon as practicable after the execution and delivery of this Agreement. Each of the Parties shall cooperate with each other to respond to comments on the preliminary proxy statement provided by the SEC and to cause the definitive proxy statement to be filed with the SEC as soon as reasonably possible. Maxco shall take all actions necessary to call a meeting of its stockholders to approve the sale of the Purchased Assets pursuant to this Agreement in accordance with Michigan Law and to provide its stockholders with the definitive proxy statement and related materials. Maxco shall recommend to its stockholders the approval of the sale of Purchased Assets pursuant to this Agreement and shall take such actions as are commercially reasonable to encourage its stockholders to vote in favor of the sale of the Purchased Assets pursuant to this Agreement.

6.14 Environmental Matters. After the Closing, the Purchasing Parties may conduct or arrange to conduct any investigation, assessment, subsurface testing, removal, remediation, abatement, response, cleanup or groundwater monitoring of Hazardous Substances at, on or under the Owned Real Property as the Purchaser may reasonably believe to be required by any governing Environmental Law, existing as of the Closing Date, with respect to any environmental matters arising from or attributable to (a) any condition, event, circumstance, activity, practice, incident, action or omission existing or occurring before the Effective Time or (b) the use, storage, disposal, treatment, transportation or release of Hazardous Substances before the Effective Time (“Post-Closing Remediation”). The performance of any Post-Closing Remediation shall not void, alter or otherwise affect the indemnification of obligations of the Selling Parties set forth in Article XII.

6.15 Non-Competition. Each Selling Party covenants and agrees that it shall not, for the period ending five years after Closing, participate, directly or indirectly, in the ownership, management, financing or control of, or act as a consultant or agent to, or furnish services or advice to, any Person that develops, manufactures, sells or provides services with respect to Competitive Products (a “Competitive Business”). For purposes of this Agreement, “Competitive Products” means heat treated forged or cast ferrous components. The geographic scope of the foregoing covenants is North America. The covenants set forth in this Section 6.15 shall not prohibit any Selling Party or its Affiliates from, directly or indirectly, making any equity investment in any publicly owned company that conducts a Competitive Business, provided that the investment does not confer control of more than 5% of the outstanding voting securities of such company upon that Selling Party. The Parties agree and intend that the time period, geographic coverage and scope of the covenants set forth in this Section 6.15 are reasonable.

ARTICLE VII

EMPLOYEES AND BENEFIT PLANS

7.1 Offer of Employment. The Purchaser or an Affiliate of the Purchaser shall offer employment, effective as of the Effective Time, to such Business Employees as it determines in its sole discretion. Each employee who accepts any such offer of employment shall be referred to in this Agreement as a “Transferred Employee”.

7.2 Vacation. AAI shall, effective January 1, 2007, amend the vacation policy in its handbook to establish that: (i) January 1 is the date on which an employee is credited with the vacation he or she has earned during the prior calendar year (currently based on anniversary date), (ii) earned but not yet credited vacation is payable on an annualized pro-rata basis in the event of the termination of the employment of an employee, and (iii) AAI has the right to transfer vacation liability to a purchasing party in the event of the sale of substantially all of the operating assets of AAI. Further, effective January 1, 2007, AAI shall cause each employee of AAI to be credited the amount of vacation he or she has earned through December 31, 2006, and such credited vacation shall be added to the vacation amounts each such AAI employee already had banked.  Thereafter, AAI’s accrued vacation liability shall reflect all vacation earned, whether or not credited and available for use.

Prior to the Closing Date, AAI shall provide a cash payment to each Transferred Employee in an amount equal to the cash equivalent of all vacation time available for use (“Banked Vacation Time”) based on the Transferred Employee’s wage or salary on the date of such payment, but only to the extent that the Banked Vacation Time for any individual Transferred Employee exceeds the amount that the Transferred Employee would earn in one year of service based on his or her tenure (“AAI Banked Vacation Time Cash-Out”).  After effecting the AAI Banked Vacation Time Cash-Out, the remaining amount of Banked Vacation Time each Transferred Employee has available for use as of the Closing Date will become his or her starting amount of paid vacation with the Purchaser, or any Affiliate of the Purchaser, as the case may be, for the 2007 calendar year.  The Purchaser shall be responsible for all accrued vacation liability reflected on the Closing Date Financial Statements and any vacation accruing after the Effective Time by any Transferred Employees.

7.3 Salaries and Benefits.

(a) The Selling Parties shall be responsible for the payment of all wages and other remuneration due to Business Employees up until the Effective Time.

(b) Except for the Purchaser’s obligations as to vacation liabilities for Transferred Employees described in the last sentence of Section 7.2, the Selling Parties shall be liable for any claims made by Business Employees and their beneficiaries under the AAI Benefit Plans, including any claims with respect to the proper crediting of earned vacation before the Closing or the AAI Banked Vacation Time Cash-Out.

(c) Welfare benefit plan coverage of the Sellers for Transferred Employees shall cease as of the Effective Time and the welfare benefit plan coverage under the Purchaser’s plans for Transferred Employees shall immediately commence. The Selling Parties shall be solely responsible for any continuation coverage required by COBRA for those Business Employees of the Seller who are not Transferred Employees. To the extent required by Law the Selling Parties shall cause a Group Health Plan maintained by one or more of them to provide COBRA continuation coverage to M&A qualified beneficiaries with respect to the sale of the Purchased Assets pursuant to this Agreement within the meaning of Treasury Regulation Section 54.4980B-9, Q-4(a). With respect to each Transferred Employee who is covered under a Group Health Plan maintained by a Selling Party or any Affiliate of a Selling Party (the “Seller Group Health Plan”), the Purchaser shall waive all pre-existing conditions, limitations or exclusions and waiting periods for those Transferred Employees under all employee welfare plans and fringe benefits programs of the Purchaser, including vacation, bonus and other incentive programs, to the extent that those pre-existing conditions, limitations or exclusions as of the Closing Date would be excluded from coverage under the Seller Group Health Plan.

(d) The Selling Parties shall retain all assets in the pension and retirement funds of the Sellers, and shall distribute pension and retirement benefits that the Transferred Employees shall become entitled to receive from either Seller in accordance with the applicable plan document and the Transferred Employees’ elections, as applicable.

(e) Effective as of the Closing Date, the Purchaser shall give past service credit to all the Transferred Employees for purposes of determining vesting, eligibility and benefit accruals under all employee benefit programs, including vacation, severance, bonus, incentive, compensation and employee welfare benefit plans of the Purchaser, with the exception of benefit accruals for pension and profit sharing plans and eligibility for post-retirement health benefits.

(f) The Selling Parties will retain all incentive savings plan (401(k) plan) benefits held in the name of the Transferred Employees, if any, unless otherwise directed by a Transferred Employee or unless distribution is otherwise allowed or mandated pursuant to the plan document. The Purchaser shall accept qualified direct and indirect rollovers from incentive savings plans of the Sellers, if the Purchaser obtains such information as is satisfactory to the Purchaser to assure itself that these incentive savings plans satisfy the qualification requirements of Section 401(a) of the Code.

7.4 No Transfer of Assets. No pension or other employee benefit plan assets held by either Seller shall be transferred to any Purchasing Party or any Affiliate of a Purchasing Party.

7.5 Employee Records. The Selling Parties shall make available to the Purchaser records that provide information regarding employees’ names, Social Security numbers, dates of hire by each Seller, date of birth, number of hours worked each calendar year and salary histories for all Transferred Employees. The Selling Parties shall not provide the Purchasing Parties with records pertaining to performance ratings and evaluations, disciplinary records and medical records of the Transferred Employees.

7.6 General Employment Provisions.

(a) The Selling Parties and the Purchaser shall give any notices required by Law and take whatever other actions with respect to the plans, programs and policies described in this Article VII as may be necessary to carry out the agreements described in this Agreement.

(b) The Selling Parties and the Purchaser shall each provide the other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the agreements described in this Article VII.

If any of the agreements described in this Article VII are determined by any Governmental Authority to be prohibited by Law, the Selling Parties and the Purchaser shall modify those agreements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the Parties described in this Agreement in a manner not otherwise prohibited by Law.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASING PARTIES

The obligations of the Purchasing Parties to consummate the transactions described in this Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Purchasing Parties of the following conditions precedent on or before the Closing Date:

8.1 Accuracy of Representations and Warranties. The representations and warranties of the Selling Parties contained in this Agreement and in any certificate or other writing delivered by a Selling Party pursuant to this Agreement or the Ancillary Agreements shall be true, accurate and correct as of the date of this Agreement and on and as of the Closing Date, as if made at and as of the Closing Date (unless any representation or warranty refers specifically to a specified date, in which case the representation or warranty shall be true, accurate and correct on and as of the specified date).

8.2 Compliance with Agreements and Covenants. Each of the Selling Parties shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or before the Closing Date.

8.3 Hart-Scott-Rodino. All applicable waiting periods under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent the consummation of the transactions described in this Agreement and the Ancillary Agreements.

8.4 No Injunctions. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any Third Party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the transactions described in this Agreement and the Ancillary Agreements.

8.5 Title Insurance. The Purchasing Parties shall have received a binding commitment to issue a policy of title insurance consistent with Section 6.3, dated the Closing Date, in an aggregate amount equal to the portion of the Purchase Price allocated to the Owned Real Property.

8.6 Deliveries. The Purchaser shall have received the documents of transfer described in Article X; any documentation related to unassignable Permits or Contracts described in Section 1.2; the certificates and legal opinion described in Article X; the schedules and lists described in Article X; and all other documents described in Article X that are to be delivered to the Purchaser; and all such documents relating to the Owned Real Property that are required to be filed or recorded shall be in the proper filing and recordable form; and the content of the schedules and lists delivered pursuant to Article X shall be reasonably satisfactory to the Purchasing Parties.

8.7 List of New Contracts. The Purchasing Parties shall have received the list of New Contracts (described in Section 1.1(j)), and that list shall be in form and content reasonably acceptable to the Purchasing Parties.

8.8 Consents. The Selling Parties shall have received all Consents necessary to transfer the Assigned Contracts to the Purchaser, all Consents necessary to transfer the Permits to the Purchaser and all Consents necessary to transfer all Material Contracts to the Purchaser, in each case in form and substance satisfactory to the Purchaser, or shall have otherwise complied with the Selling Parties’ obligations under Section 1.2, in form and substance satisfactory to the Purchaser.

8.9 Environmental Assessment. The findings and conclusions of any environmental assessment conducted by or on behalf of the Purchasing Parties pursuant to Section 6.2 of this Agreement shall be satisfactory to the Purchasing Parties.

8.10 No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in a Material Adverse Effect.

8.11 Termination of Confidentiality Agreement. The Confidentiality Non-Disclosure Agreement dated June 30, 2006, between Quanex MACSTEEL and GBQ Consulting LLC shall have been terminated in writing.

8.12 Employment Agreement. Sanjeev Deshpande shall have executed and delivered to the Purchaser an employment agreement in form and content acceptable to the Purchaser.

8.13 Amendment to Employee Handbook. AAI shall have performed and complied with all of its obligations under Section 7.2.

8.14 Insurance. AAI shall have obtained successor liability and discontinued product liability insurance coverage for commercial general liabilities and aviation related product liabilities, including all liabilities relating to product produced or in process by a Seller before the Effective Time, with the Purchaser as a named insured. The policies shall provide limits of liability in the amount of $2.0 million each, shall have no deductible and shall be in force for three years beginning on the Closing Date. The Purchasing Parties shall be provided with a true and correct copy of the policy and a related certificate of liability insurance.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING PARTIES

The obligations of the Selling Parties to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Selling Parties of the following conditions precedent on or before the Closing Date:

9.1 Accuracy of Representations and Warranties. The representations and warranties of the Purchasing Parties contained in this Agreement and in any certificate or other writing delivered by the Purchasing Parties pursuant to this Agreement or the Ancillary Agreements shall be true, accurate and correct as of the date of this Agreement and on and as of the Closing Date, as if made on and as of the Closing Date (unless any representation or warranty refers specifically to a specified date, in which case the representation or warranty shall be true, accurate and correct on and as of the specified date).

9.2 Compliance with Agreements and Covenants. Each of the Purchasing Parties shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or before the Closing Date.

9.3 Hart-Scott-Rodino. All applicable waiting periods under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent the consummation of the transactions described in this Agreement and the Ancillary Agreements.

9.4 No Injunctions. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any Third Party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the transactions contemplated by this Agreement and the Ancillary Agreements.

9.5 Deliveries. The Purchasing Parties shall have made all of the deliveries set forth in Section 10.3.

9.6 Stockholder Approval. The Stockholder Approval shall have been obtained.

ARTICLE X

CLOSING

10.1 Closing. The Closing shall take place at the offices of Warren Cameron Asciutto & Blackmer, P.C., at 2161 Commons Parkway, Okemos, Michigan, at 9:00 a.m. on February 1, 2007 or such other time and date that the Parties may agree to in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be effective as of the Effective Time.

10.2 Deliveries by the Selling Parties. At or before the Closing, the Selling Parties shall deliver to the Purchasing Parties the following, each dated the Closing Date and duly executed by the applicable Selling Parties:

(a) An assignment and assumption agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”), together with general warranty deeds for the Owned Real Property substantially in the form of Exhibit C (the “General Warranty Deeds”), and a bill of sale substantially in the form of Exhibit D (the “Bill of Sale”);

(b) Possession of the Purchased Assets;

(c) Certificates of title for all vehicles included in the Purchased Assets, duly endorsed for transfer to the Purchaser and any related documents necessary to effect the transfer of the vehicles;

(d) Other instruments of transfer reasonably requested by the Purchasing Parties to evidence the transfer of the Purchased Assets to the Purchaser and consummation of the transactions described in this Agreement, including assignments with respect to any Registered Intellectual Property to be registered, recorded or filed with any Governmental Authority, in a form suitable for registration, recordation or filing with the Governmental Authority, in each case duly executed by the appropriate Selling Party;

(e) A certificate, dated the Closing Date, of an appropriate officer of each of the Selling Parties certifying as to the compliance by it with Sections 8.1 and 8.2;

(f) A certificate of the Secretary of each of the Selling Parties certifying resolutions of its board of directors and its stockholders approving and authorizing the execution, delivery and performance by it of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the transactions described in this Agreement and the Ancillary Agreements (together with an incumbency and signature certificate regarding the officers signing on behalf of each Selling Party);

(g) The Consents set forth on Section 3.4 of the Disclosure Document (or, if applicable, the documentation related to unassignable Permits and Contracts described in Section 1.2) and all consents and waivers of any Governmental Authority or other Third Party that are otherwise required in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the performance by each Selling Party of its obligations under this Agreement or the Ancillary Agreements, and the consummation of the transactions described in this Agreement and the Ancillary Agreements, each of which shall be in form and substance reasonably satisfactory to the Purchasing Parties;

(h) A certificate, in the form prescribed by Treasury Regulations under Section 1445 of the Code, that the Selling Parties are not “foreign persons” within the meaning of Section 1445 of the Code;

(i) The surveys and title insurance policies described in Section 6.3 in an aggregate amount equal to the portion of the Purchase Price allocated to the Owned Real Property and containing no exceptions to title except Permitted Encumbrances and those to which the Purchasing Parties did not object in accordance with Section 6.3;

(j) An opinion of legal counsel for the Selling Parties including the matters set forth on Exhibit E;

(k) The Escrow Agreement; and

(l) Such other documents and instruments as may be reasonably required to consummate the transactions described in this Agreement and the Ancillary Agreements.

10.3 Deliveries by the Purchasing Parties. At the Closing the Purchaser shall make the payments described in Section 2.3 and shall deliver to the Selling Parties the following, each dated the Closing Date and duly executed by the Purchasing Parties, as applicable:

(a) The Assignment and Assumption Agreement;

(b) A certificate, dated the Closing Date, of an appropriate officer of each of the Purchasing Parties, certifying as to compliance by it with Sections 9.1 and 9.2;

(c) A certificate of the Secretary of each of the Purchasing Parties certifying resolutions of its board of directors approving and authorizing the execution, delivery and performance of this Agreement by it and the Ancillary Agreements to which it is a party and the consummation by it of the transactions described in this Agreement (together with an incumbency and signature certificate regarding the officers signing on behalf of the Purchasing Parties);

(d) All Consents described in Section 4.3 of the Disclosure Document and waivers of any Governmental Authority or other Third Party that are otherwise required in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the performance by each of the Purchasing Parties of its obligations under this Agreement or any Ancillary Agreement, and the consummation of the transactions described in this Agreement and the Ancillary Agreements, each of which shall be in form and substance reasonably satisfactory to the Selling Parties;

(e) An opinion of legal counsel for the Purchasing Parties including the matters set forth on Exhibit F;

(f) The Escrow Agreement; and

(g) Such other documents and instruments as may be reasonably required to consummate the transactions described in this Agreement and the Ancillary Agreements.

10.4 Passage of Title and Risk of Loss. Legal title, equitable title, and risk of loss in respect of the Purchased Assets will pass to the Purchaser at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting, and other computational purposes as of the Effective Time.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time on or before the Closing Date by any of the following:

(a) By the mutual written agreement of Maxco and Quanex;

(b) By Maxco or Quanex if the Closing shall not have taken place on or before March 1, 2007; provided, however, that no Selling Party, if Maxco is the terminating Person, or no Purchasing Party, if Quanex is the terminating Person, shall have failed to fulfill any obligation under this Agreement or be in breach of any representation, warranty or covenant under this Agreement, which failure or breach was the cause of or resulted in the failure of the Closing to occur on or before that date;

(c) By Maxco or Quanex, if any court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions described in this Agreement;

(d) By Maxco or Quanex, if before the Closing Date, a Selling Party, if Quanex is the terminating Party, or a Purchasing Party, if Maxco is the Terminating Party, is in default or breach in any material respect of any representation, warranty, covenant, or agreement contained in this Agreement, and the default or breach shall not be cured within five Business Days after the date notice of the breach is delivered by the Party claiming the default or breach to the Party in default or breach; and

(e) By Quanex pursuant to Section 6.3(c) above.

In the event of any termination pursuant to this Section 11.1 (other than pursuant to clause (a)), written notice setting forth the reasons for the termination shall promptly be given by the terminating Party to the other Parties.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all obligations of the Parties under this Agreement shall terminate, except for the obligations set forth in Articles XII, XIII and XIV and Section 6.7, which shall survive the termination of this Agreement, and except that no termination of this Agreement shall relieve any Party from liability for any breach of this Agreement before such termination of this Agreement.

ARTICLE XII

INDEMNIFICATION

12.1 Survival; Remedy for Breach. The representations and warranties contained in this Agreement shall survive until the third-year anniversary of the Closing Date, at which time they shall expire; provided, however, that the representations in Sections 3.3 and 4.2 shall survive indefinitely, the representations in Section 3.16 of this Agreement shall survive until the fourth-year anniversary of the Closing Date, and the representations in Sections 3.7, 3.9, 3.13 and 3.14 shall survive until 30 days after the expiration of the applicable statute of limitations. No claim regarding a breach of a representation or warranty contained in this Agreement shall be made after the expiration of the period of survival. Any claim asserted in writing within the period of survival shall be timely made for purposes of this Agreement. The foregoing shall not limit the rights of any Person with respect to covenants and agreements to be performed after the Closing Date (including the covenant and agreement to provide indemnification), which shall survive until the expiration of the applicable statute of limitations period or, as applicable, in accordance with their own terms. The indemnification obligations under Sections 12.2(a)(x) and 12.3(a)(iii) shall survive indefinitely.

12.2 Indemnification by the Selling Parties.

(a) Subject to Sections 12.1, 12.2(b), and 12.2(c), each of the Selling Parties shall indemnify, defend, hold harmless and pay each Purchasing Party, its Affiliates and their stockholders, officers, directors, employees, agents, representatives, successors and assigns (the “Purchasing Parties’ Group”) from and against any and all damages, losses, actions, proceedings, causes of action, liabilities, claims, encumbrances, penalties, assessments, judgments, Tax, costs and expenses, including removal, remediation or cleanup costs and costs of any Post-Closing Remediation, sales credits, court costs, responsible fees of attorneys and consultants and costs of litigation (“Losses”) incurred or suffered by any of them arising out of or relating to any of the following:

(i) any breach of any representation or warranty made by the Selling Parties in this Agreement or the Ancillary Agreements;

(ii) any breach of or failure by a Selling Party to perform any covenant or obligation set forth in this Agreement or the Ancillary Agreements:

(iii) the ownership or operation of the Excluded Assets;

(iv) the Sellers’ failure to comply with any applicable Law relating to bulk transfers or bulk sales;

(v) the employment of any Business Employee by a Seller or its Affiliates or the cessation of that employment (including unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, and any employment-related tort claims);

(vi) any AAI Benefit Plan or other benefit liabilities of AAI or its Affiliates (other than Assumed Obligations);

(vii) any law or regulation requiring a Seller or its Affiliates to provide severance benefits or notices of termination of employment, including the Worker Adjustment and Retraining Notification Act or any legal requirement or obligation that may result from an “employment loss”, as that term is defined by 29 U.S.C. §2101(a)(6), caused by any action or inaction of any Selling Party before the Closing or by the decision of the Purchaser not to hire prior employees of the Selling Parties;

(viii) any COBRA claims pertaining to individuals (and their spouses and children) who are or were employed by a Seller or any Affiliate of a Seller other than Transferred Employees (and their spouses and children) who are hired by the Purchaser;

(ix) the ownership of the Purchased Assets or operation of the businesses of the Sellers before the Effective Time;

(x) the Excluded Obligations; and

(xi) any Environmental Liability or other Loss relating to environmental matters arising from or attributable to (1) any condition, event, circumstance, activity, practice, incident, action or omission existing or occurring before the Effective Time and related to the Purchased Assets, or the businesses of the Sellers, or (2) the use, storage, disposal, treatment, transportation or release of Hazardous Substances before the Effective Time and related to the Purchased Assets or the businesses of the Sellers.

(b) The Selling Parties shall not be liable with respect to any matter referred to in Section 12.2(a) unless the Losses thereunder exceed an aggregate deductible of $100,000 (the “Selling Parties’ Basket”), in which event the Selling Parties shall be liable for all claims under Sections 12.2(a) to the extent such Losses exceed the Selling Parties’ Basket; provided, however, that the Selling Parties’ combined aggregate liability for Losses with respect to any matter referred to in Sections 12.2(a) that exceed the Selling Parties’ Basket shall in no event exceed an amount equal to $5,800,000 (the “Selling Parties’ Maximum Indemnity Amount”). Notwithstanding the foregoing, the Selling Parties’ Basket and the Selling Parties’ Maximum Indemnity Amount shall not apply to any Losses relating to the Excluded Obligations or any breach of the Selling Parties’ representations, warranties or covenants relating to Taxes. For clarification, the Selling Parties’ Maximum Indemnity Amount includes, and is not in addition to, any amounts in the escrow fund established under the Escrow Agreement.

(c) The amount for which the Selling Parties shall be liable with respect to any Loss pursuant to Sections 12.2(a) and 12.2(b) shall be reduced to the extent that the Purchasing Parties or any other member of the Purchasing Parties’ Group shall have realized any net proceeds recovered from Third Parties with respect to the Loss. If a Purchasing Party or any other Person entitled to indemnity under Section 12.2(a) shall have received or shall have had paid on its behalf an indemnity payment with respect to a Loss and shall subsequently receive, directly or indirectly, any proceeds, then the Purchasing Party shall promptly pay to the Sellers the net amount of those proceeds or, if less, the amount of the indemnity payment. The Purchasing Parties shall take all commercially reasonable actions to file claims under applicable policies to recover insurance proceeds that may be due to the Purchasing Parties or any other Person in order to mitigate the Selling Parties’ obligations under this Agreement; provided, however, that the aforesaid obligation to mitigate shall not extend beyond six months from the date that the relevant claim becomes known to the Purchaser; provided further, however, that the Purchasing Parties shall not be required to first seek recovery under any applicable insurance policy before making any claim for indemnification pursuant to this Article XII. The Selling Parties shall cooperate with the Purchasing Parties to pursue any claims that the Purchasing Parties may have with respect to the matters described in this Agreement and reasonably believe are covered under any insurance policy under which a Selling Party is a named insured.

12.3 Indemnification by the Purchasing Parties.

(a) Subject to Sections 12.1, 12.3(b) and 12.3(c), the Purchasing Parties shall indemnify, defend and hold harmless and pay the Selling Parties, their Affiliates and their stockholders, officers, directors, employees, agents, representatives, successors and assigns (the “Selling Parties’ Group”), from and against any and all Losses incurred or suffered by them arising out of any of the following:

(i) any breach of any representation or warranty made by the Purchasing Parties in this Agreement or the Ancillary Agreements;

(ii) any breach of or failure by the Purchasing Parties to perform any covenant or obligation set forth in this Agreement or the Ancillary Agreements;

(iii) any of the Assumed Obligations; and

(iv) any Losses directly caused by the Purchasing Parties’ access and inspections pursuant to Section 6.2(a), other than Losses resulting from or related to the detection, discovery or evaluation of Hazardous Substances in the course of those inspections.

(b) The Purchasing Parties shall not be liable with respect to any matter referred to in Section 12.3(a) unless the Losses thereunder exceed an aggregate deductible of $100,000 (the “Purchasing Parties’ Basket”) in which event the Purchasing Parties shall be liable for all claims under Section 12.3(a) to the extent such Losses exceed the Purchasing Parties’ Basket; provided, however, that the Purchasing Parties’ combined aggregate liability for Losses that exceed the Purchasing Parties’ Basket shall in no event exceed an amount equal to $3,000,000 (the “Purchasing Parties’ Maximum Indemnity Amount”). Notwithstanding the foregoing, the Purchasing Parties' Basket and the Purchasing Parties' Maximum Indemnity Amount shall not apply to any Losses that constitute Assumed Obligations.

(c) The amount for which the Purchasing Parties shall be liable with respect to any Loss pursuant to Sections 12.3(a) and 12.3(b) shall be reduced to the extent that a Seller or any other member of the Selling Parties’ Group shall have realized any net proceeds recovered from Third Parties with respect to the Loss. If a Seller or any other Person entitled to indemnity under Section 12.3(a) shall have received or shall have had paid on its behalf an indemnity payment with respect to a Loss and shall subsequently receive, directly or indirectly, any proceeds, then AAI shall promptly pay to the Purchasing Parties the net amount of the proceeds or, if less, the amount of the indemnity payment. The Selling Parties shall take all commercially reasonable actions to file claims under applicable policies to recover insurance proceeds that may be due to any Selling Party or any other Person in order to mitigate the Purchasing Parties’ obligations under this Agreement; provided, however, that the aforesaid obligation to mitigate shall not extend beyond six months from the date that the relevant claim becomes known to the Selling Parties; provided further, however, that the Selling Parties shall not be required to first seek recovery under any applicable insurance policy before making any claim for indemnification pursuant to this Article XII. The Purchasing Parties shall cooperate with the Selling Parties to pursue any claims that the Selling Parties may have with respect to the matters described in this Agreement and reasonably believe are covered under any insurance policy under which a Purchasing Party is a named insured.

12.4 Claims. As soon as is reasonably practicable after becoming aware of a claim by a Third Party (“Third-Party Claim”) with respect to which indemnity may be claimed pursuant to the terms of this Agreement, the Person entitled to, or claiming a right to, indemnification (the “Indemnified Person”) shall promptly give notice to the Person claimed by the Indemnified Person to be obligated under this Article XII (the “Indemnifying Person”) of the claim or the commencement of the Third Party Claim and a good faith estimate of the amount the Indemnified Person will be entitled to receive under this Agreement from the Indemnifying Person; provided, however, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XII except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced by that failure. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Indemnifying Person without the need to comply with Sections 12.5 through 12.7.

12.5 Assumption of Defense. The Indemnifying Person may, at its own expense, participate in the defense of any Third Party Claim and upon written acknowledgement to the Indemnified Person that the Indemnified Person is entitled to indemnification pursuant to Section 12.2 or 12.3, as applicable, for all Losses arising out of the Third Party Claim, at any time during the course of any Third Party Claim assume the defense of the Third Party Claim; provided, however, that (a) the Indemnifying Person’s counsel is reasonably satisfactory to the Indemnified Person, (b) after assuming the defense the Indemnifying Person shall consult with and update the Indemnified Person upon the Indemnified Person’s reasonable request for consultation or update from time to time with respect to the Third Party, and (c) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief or does not, in the good faith judgment of the Indemnified Person, involve a conflict of interest. If the Indemnifying Person assumes the defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person; provided, however, that if (i) the Indemnified Person determines that a conflict of interest exists or (ii) the Indemnifying Person fails to actively and diligently conduct the defense of a Third Party Claim, then in either event, the Indemnified Person may hire separate counsel, at the Indemnifying Person’s expense. Whether or not the Indemnifying Person chooses to defend or prosecute any Third Party Claim, all of the Parties shall reasonably cooperate in the defense or prosecution of the claim.

12.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of a Third Party Claim shall also be binding on the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of the settlement or compromise; provided, however, that (a) subject to Section 12.7, no obligation, restriction, course of conduct or Loss shall be imposed on the Indemnified Person as a result of the settlement or compromise without the prior written consent of such Indemnified Person; and (b) the Indemnifying Person shall not enter into any settlement or compromise without obtaining a duly executed unconditional release of the Indemnified Person from all liability in respect of the Third Party Claim. The Indemnified Person or the Indemnifying Person, as the case may be, shall give the other Person at least ten (10) days’ prior written notice of any proposed settlement or compromise of any Third Party Claim it is defending, during which time the other Person may reject the proposed settlement or compromise. If the Indemnified Person is the rejecting party, it shall be obligated to assume the defense of, and full and complete liability and responsibility for, the Third Party Claim and any and all Losses in connection with it in excess of the amount of Losses which the Indemnified Person would have incurred under the proposed settlement or compromise. If the Indemnifying Person is the rejecting party, the Indemnifying Person shall be obligated to assume the defense of, and full and complete liability and responsibility for, the Third Party Claim and any and all Losses in connection with it.

12.7 Failure of Indemnifying Person to Act. If the Indemnifying Person does not elect to assume the defense of any Third Party Claim, then (a) the Indemnified Person shall (upon further notice to the Indemnifying Person) have the right to undertake the defense, compromise or settlement of the Third Party Claim on behalf of and for the account and risk of the Indemnifying Person, subject to the Indemnifying Person’s election to assume the defense of the Third Party Claim at any time prior to settlement, compromise or final determination of the claim; and (b) any failure of the Indemnified Person to defend or to participate in the defense of a Third Party Claim or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations under this Agreement.

12.8 Direct Claims. The Indemnifying Person will have a period of 30 calendar days within which to respond in writing to any claim made in writing by an Indemnified Person on account of any Loss that does not result from a Third Party Claim (a “Direct Claim”). If the Indemnifying Person does not so respond within that 30-day period, the Indemnifying Person will be deemed to have rejected the Direct Claim, in which event the Indemnified Person will be entitled to pursue such remedies as may be available to the Indemnified Person.

ARTICLE XIII

POST-CLOSING DISPUTE RESOLUTION AND PRE-CLOSING REMEDIES

13.1 Initial Mutual Dispute Resolution. Except as provided in Section 2.4 (regarding adjustments to the Purchase Price), any dispute or difference arising out of or in connection with this Agreement (including any contested claim for indemnification pursuant to Article XII) after the Closing, shall be first submitted for resolution pursuant to the following procedure. First, a senior executive officer of each of Quanex and Maxco shall meet in person to resolve the dispute within five days after written notice of the dispute is provided by a Party to the other Parties. If those executive officers are unable to resolve the dispute within three days after their meeting, the chief executive officers of Quanex and Maxco shall promptly attempt to resolve the dispute. If the chief executive officers are unable to resolve the dispute within 15 days following the original notice of the claim or dispute, then the provisions of Section 13.2 shall apply.

13.2 Arbitration. Any dispute or difference arising after the Closing Date out of or in connection with this Agreement or the formation of this Agreement (including any contested claim for indemnification pursuant to Article XII), that is not addressed pursuant to Section 13.1 shall be first submitted for resolution pursuant to the following procedure. The Party seeking resolution shall give notice of the dispute to the other Parties and to the American Arbitration Association (“AAA”), at its office in Houston, Texas, and the dispute shall be submitted to a sole arbitrator who is independent and impartial, for binding arbitration in Houston, Texas, in accordance with AAA’s Commercial Arbitration Rules. The Parties shall faithfully abide by and perform any award rendered by the arbitrator. The award of the arbitrator shall be final and binding on all Parties, and judgment upon the award of the arbitrator may be entered and enforced by any court having jurisdiction. Any monetary award shall be denominated and payable in United States Dollars. With respect to disputes arising after the Closing Date, no litigation, administrative or other proceeding may ever be instituted at any time in any court or before any administrative agency or body for the purpose of adjudicating, interpreting or enforcing any of the rights, duties, liabilities or obligations of the Parties or any rights, duties, liabilities or obligations relating to any dispute under this Agreement or the Ancillary Agreements, whether or not covered by the express terms of this Agreement, or for the purpose of adjudicating a breach or determination of the validity of this Agreement, or for the purpose of appealing any decision of an arbitrator, except a proceeding instituted (a) for the purpose of having the award of an arbitrator entered and enforced, (b) to seek an injunction or restraining order (but not damages in connection therewith) in circumstances in which such relief is available or (c) to request a court to grant interim measures of protection: (i) to preserve the status quo pending resolution of the dispute; (ii) to prevent the destruction of documents and other information or things related to the dispute; (iii) to prevent the transfer, dissipation or hiding of assets; or (iv) to aid the arbitral proceedings and the award; any request for such measures to a judicial authority shall not be deemed incompatible with or a waiver of a Party’s right to arbitrate a dispute. The arbitrator shall have the right to grant the same relief as that provided in any applicable Law or court decisions.

13.3 Jurisdiction and Jury Trial Waiver with Respect to Pre-Closing Disputes.

(a) Each Party irrevocably agrees that the courts of the State of Texas or the United States of America for the Southern District of Texas are to have jurisdiction to settle any claims, differences or disputes which may arise out of or in connection with this Agreement before the Closing and with respect to proceedings described in Section 13.2(a) through (c).

(b) Each Party irrevocably waives any objection it may now or hereafter have to the laying of the venue of any proceedings in any court referred to in this Section 13.3 and any claim that any proceedings brought in any such court have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any proceedings brought in a court of the State of Texas or of the United States of America for the Southern District of Texas shall be conclusive and binding on the Parties and may be enforced in the courts of any other jurisdiction with respect to pre-Closing disputes and with respect to proceedings described in Section 13.2(a) through (c).

(c) The Parties waive any right to trial by jury in any proceeding arising out of or relating to pre-Closing disputes under this Agreement, whether grounded in contract, tort, strict liability or otherwise. The Parties agree that any of them may file a copy of this Section 13.3 with any court as written evidence of the knowing, voluntary and bargained for agreement among the Parties irrevocably to waive trial by jury and that any proceeding whatsoever between or among them relating to pre-Closing disputes under this Agreement shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

13.4 Specific Performance. The Parties recognize that if the Selling Parties refuse to perform or do not perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the Purchasing Parties for their Losses. The Purchasing Parties shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.1 Amendment. This Agreement and the Disclosure Document may be amended, modified or supplemented only by a writing signed by the Parties.

14.2 Interpretation. The headings preceding the text of articles and sections included in this Agreement and the headings contained in exhibits to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The terms set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel representing Selling Parties and counsel representing the Purchasing Parties and, therefore, it is the intention of the Parties that its terms may not be construed against any of the Parties by reason of the fact that it was prepared by one or more of the Parties. Unless the context otherwise requires, (a) the gender (or lack of gender) of all pronouns used in this Agreement includes the masculine, feminine and neuter; (b) references to articles, sections and exhibits refer to articles and sections of, or exhibits to this Agreement; and (c) “including” means “including without limitation”. References to this Agreement are intended to include this Agreement and all exhibits and amendments (if any) to this Agreement. Capitalized terms used in this Agreement that have been defined in this Agreement shall have the meanings defining them in the text of this Agreement.

14.3 Notices. Any notice, request, instruction or other document to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service; (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed); or (c) five Business Days after being deposited in the U.S. mail, certified or registered, postage prepaid:

If to a Selling Party, addressed as follows:

Maxco, Inc.
1005 Charlevoix Dr., Suite 100
Lansing, Michigan 48837
Attention: Max A. Coon
Telephone No.: 517-627-1734
Facsimile No.: 517-627-4951

With a copy to:

J. Michael Warren
Warren Cameron Asciutto & Blackmer, P.C.
P.O. Box 26067
Lansing, Michigan 48909
Telephone No.: 517-349-8600
Facsimile No.: 517-349-3311

If to a Purchasing Party, addressed as follows:

Quanex Corporation
1900 West Loop South
Suite 1500
Houston, Texas 77027
Attention: Senior Vice President and Chief Financial Officer
Telephone No.: (713) 961-4600
Facsimile No.: (713) 877-5333

With copies to:

Quanex Corporation
1900 West Loop South
Suite 1500
Houston, Texas 77027
Attention: Senior Vice President and General Counsel
Telephone No.: (713) 961-4600
Facsimile No.: (713) 877-5333

Ms. Harva R. Dockery
Fulbright & Jaworski, L.L.P.
1301 McKinney Street, Suite 1500
Houston, Texas 77010-3095
Telephone No.: (713) 651-5196
Facsimile No.: (713) 651-5246

or to such other individual or address or facsimile number as a Party may designate for itself by notice given as provided in this Section 14.3.

14.4 Waivers. The failure of a Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right at a later time to enforce the same provision. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any condition or breach of this Agreement in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty of this Agreement.

14.5 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of each Party and its permitted successors and assigns; provided, however, that neither this Agreement, nor any Ancillary Agreements (except as may be expressly provided otherwise in any Ancillary Agreement) nor any right or obligation under this Agreement or any Ancillary Agreement may be assigned by any Party other than to an Affiliate of that Party without the prior written consent of the other Parties; provided further, that no such assignment shall relieve a Party from its obligations under this Agreement or any Ancillary Agreement.

14.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right, including the rights of any Business Employees.

14.7 Severability and Reform. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected by that holding, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

14.8 Entire Understanding. This Agreement, the Disclosure Document, the Ancillary Agreements and the Confidentiality Agreement (as amended under Section 6.7), including schedules, exhibits and annexes to any of the foregoing, set forth the entire agreement and understanding of the Parties with respect to the transactions described in this Agreement and the Ancillary Agreements and supersede any and all prior agreements, arrangements and understandings among the Parties relating to the subject matter of this Agreement. The letter of intent dated October 3, 2006, executed by Maxco and Quanex is terminated, but this termination shall not relieve Maxco or Quanex of any liability under that letter of intent for any existing breach.

14.9 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without giving effect to the principles of conflicts of law.

14.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

IN WITNESS OF THE PROVISIONS OF THIS AGREEMENT, the Parties have executed and delivered this Agreement on the date set forth in the opening paragraph of this Agreement.

SELLING PARTIES:

MAXCO, INC.

By:	/s/ Max. A. Coon
	Name:	Max. A. Coon
	Title:	President

ATMOSPHERE ANNEALING, INC.

By:	/s/ Max. A. Coon
	Name:	Max A. Coon
	Title:	Secretary

BCGW, INC.

By:	/s/ Max. A. Coon
	Name:	Max A. Coon
	Title:	Vice President

PURCHASING PARTIES:

QUANEX CORPORATION

By:	/s/ Paul A. Hammonds
	Name:	Paul A. Hammonds
	Title:	Vice President - Corporate Development

QUANEX TECHNOLOGIES, INC.

By:	/s/ Kevin P. Delaney
	Name:	Kevin P. Delaney
	Title:	Vice President - Secretary